SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Porter Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

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April 17, 2012

To our shareholders:

You are cordially invited to attend the 2012 annual meeting of shareholders of Porter Bancorp, Inc. The meeting will be held on Wednesday, May 16, 2012, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

The enclosed Notice and Proxy Statement contain information about the matters to be voted on at the annual meeting.

We hope you can attend the annual meeting.  Whether or not you plan to attend, please complete, sign and return the enclosed proxy card in the envelope provided to ensure your shares are represented and voted at the annual meeting.

We appreciate your interest and investment in Porter Bancorp and look forward to seeing you at the annual meeting.

By order of the Board of Directors,

Maria L. Bouvette
President and CEO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF PORTER BANCORP, INC.
WEDNESDAY, MAY 16, 2012

To our shareholders:

Notice is hereby given that the annual meeting of shareholders of Porter Bancorp, Inc. will be held on Wednesday, May 16, 2012, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223, to consider and act upon the following matters:

1.	Election of seven nominees as directors;
2.	Proposal to approve, in a non-binding advisory vote, the compensation of the company’s executives as disclosed in the accompanying proxy statement;
3.	Proposal to increase the authorized shares of common stock to 86,000,000 shares of voting common stock and to 34,380,437 million shares of non-voting common stock;
4.	Proposal to amend the 2006 Non-employee Director Incentive Stock Plan;
5.	Stockholder proposal; and
6.	Such other business as may properly come before the meeting.

The close of business on March 28, 2012 is the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy.  If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

By order of the Board of Directors,

Maria L. Bouvette
President and CEO

April 17, 2012

Important Notice Regarding the Availability of Proxy Materials for the
Shareholders Meeting to be Held on May 16, 2012:

This proxy statement and our 2011 Annual Report to Shareholders, including Form 10-K, are available at www.pbibank.com under “Investor Relations.”

2012 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS

IMPORTANT NOTICE REGARDING THE AVAILABLILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 16, 2012:

The proxy statement, annual report on Form 10-K, and shareholder letter are available at www.pbibank.com under “Investor Relations.”

Why am I receiving these materials?

We are sending this Proxy Statement and the accompanying proxy card to our shareholders of record beginning on or about April 16, 2012. These materials are for use at the 2012 Annual Meeting of Porter Bancorp Shareholders, which will be held on May 16, 2012, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223. Our Board of Directors is soliciting proxies to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting.  In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

 Who Can Vote?

You are entitled to vote if you were a shareholder of record of Porter Bancorp stock as of the close of business on March 28, 2012. Your shares can be voted at the meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum and how many shares are outstanding?

A majority of the votes entitled to be cast by the holders of the outstanding shares of Porter Bancorp stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of Porter Bancorp Shareholders. On March 28, 2012, there were 11,822,381shares of Porter Bancorp stock outstanding.

Who is entitled to vote?

Holders of Porter Bancorp stock are entitled to one vote on each matter submitted to a vote of shareholders for each share of Porter Bancorp stock owned on March 28, 2012.  All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

What am I voting on?

You are voting on five items:
1.	The election of seven directors;
2.	A proposal to approve, in a non-binding advisory vote, the compensation of the company’s executives as disclosed under “Executive Compensation”;
3.	A proposal to increase the authorized shares of common stock to 86,000,000 shares of voting common stock and to 34,380,437 million shares of non-voting common stock;
4.	A proposal to amend our 2006 Non-employee Director Incentive Stock Plan; and
5.	A stockholder proposal that the Chairman of the Board not be an employee.

Our board recommends that you vote your shares “FOR” each of the seven nominees for election as directors, “FOR” items 2, 3 and 4 above, and “AGAINST” item 5 above.  We are not aware of any other business to be acted upon at the annual meeting

How many votes are required for approval?

Directors are elected by a plurality of the votes cast, which means the seven nominees who receive the largest number of properly executed votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons. The remaining matters to be considered at the meeting will be approved if the number of votes cast in favor of the matter is greater than the number opposing it. Abstentions will be counted as present for purposes of determining whether a quorum exists, but will have no effect on the outcome of any matter.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, simply mark your proxy card, date and sign it and return it in the envelope provided.  The Board has designated two individuals to vote the shares represented by proxies solicited by the Board at the Annual Meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies:

●	“FOR” the election of all of the director nominees;
●	“FOR” the approval of our executive compensation, the increase in our authorized voting and non-voting common stock, and the amendment to our 2006 Non-employee Director Incentive Stock Plan ; and
●	“AGAINST” the stockholder proposal.

The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

If you wish to vote in person at the meeting and you hold your shares through a broker, bank or other institution, you are considered a “street name” shareholder and you must obtain a “legal proxy” from your broker or bank in order to vote in person at the meeting.  Please contact the institution holding your shares for information on how to obtain a legal proxy.

 How can I revoke my proxy?

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us before the meeting or (b) attending the meeting in person and casting a ballot.

How may I obtain Porter Bancorp’s 10-K and other financial information?

A copy of our 2011 Annual Report on Form 10-K, is enclosed.  Shareholders and prospective investors may request a free copy of our 2011 Annual Report on Form 10-K by writing to:

Phillip W. Barnhouse
Chief Financial Officer
Porter Bancorp, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223
502-499-4800

The Form 10-K is also available at www.pbibank.com. Click on “Investor Relations” and “SEC Filings.”

Who can help answer my questions?

If you have questions or would like to receive additional copies of this proxy statement or voting materials, please contact Phillip W. Barnhouse, Chief Financial Officer, as described above.

1.            ELECTION OF DIRECTORS

Our Board of Directors is comprised of seven directors who serve for a one-year term and until their successors are elected and qualified.  Our articles of incorporation and bylaws provide for a board of directors consisting of not less than two nor more than 15 members, with the actual number of directors to be set by the board of directors.  The number of directors is currently fixed at seven. The Nominating and Corporate Governance Committee and the Board of Directors have nominated the following individuals for election as directors: Maria L. Bouvette, David L. Hawkins, W. Glenn Hogan, Sidney L. Monroe, Stephen A. Williams, W. Kirk Wycoff and William G. Porter. Each of the nominees other than William G. Porter is a current member of the Board of Directors; William G. Porter is a current director of PBI Bank. None of the nominees currently serves as a director of any other public or registered investment company, nor have they held any such directorship, except as indicated below.

J. Chester Porter, who has served as our Chairman of the Board since founding the Company 25 years ago, recently informed us that he would not stand for re-election to the Board and would be stepping down as an executive officer of Porter Bancorp and PBI Bank at the annual meeting.  Mr. Porter will be named Chairman Emeritus after the annual meeting. We are very fortunate to have the benefit of his continued counsel regarding the banking community in Kentucky and his legal acumen.

Neither the Nominating and Corporate Governance Committee nor the Board of Directors has reason to believe that any nominee for director is unwilling or unable to serve following election. However, if that were to occur, the holders of the proxies solicited hereby will vote for such substitute nominees as the Nominating and Corporate Governance Committee or the Board of Directors may recommend.

The following table provides biographical information for each nominee and our other executive officers:

Nominee	Age	Principal Occupation and Other Information	Director Since
Maria L. Bouvette	55
Ms. Bouvette is our president and chief executive officer. She also serves as chief financial officer and a director of two affiliated banks. Ms. Bouvette is a CPA and brings us 29 years of experience in the banking industry.  Ms. Bouvette has skills and extensive experience with management, public accounting and finance. Through her 25 years of service to our company, Ms. Bouvette has also developed a deep institutional knowledge and perspective regarding our strengths, challenges and opportunities. Ms. Bouvette is a member of the board of trustees of Norton Healthcare, a not-for-profit integrated healthcare delivery organization. Before joining Porter, Ms. Bouvette served as a manager of Deloitte Haskins & Sells (now Deloitte & Touche).

			1988
David L. Hawkins	56
Mr. Hawkins is a CPA, farmer and private investor.  Mr. Hawkins has extensive financial industry experience, and brings both financial services and corporate governance perspective to Porter Bancorp as the former president and chief executive officer of Pioneer Bank, Canmer, Kentucky (which merged with us in 1994).  Mr. Hawkins has served as a director of PBI Bank or one of its predecessors since 1994.  Mr. Hawkins also brings to us experience and skills in public accounting as a certified public accountant. Before becoming president and chief executive officer of Pioneer Bank, Mr. Hawkins was a partner in Taylor, Polson, Woosley and Hawkins, a public accounting firm in Glasgow, Kentucky.  Mr. Hawkins serves as the chairman of our audit committee and is a member of our nominating and corporate governance committee.

			2006
W. Glenn Hogan	50
Mr. Hogan is founder, president and chief executive officer of Hogan Real Estate, a full service commercial real estate development company headquartered in Louisville, Kentucky.  Hogan Real Estate provides real estate services for retailers, institutional and private property owners and investors.  Mr. Hogan has over twenty years of real estate development experience and has developed over five million square feet of retail space in the Midwest and Southeast.  Mr. Hogan is a certified commercial investment member and is past president of the Kentucky State CCIM Chapter.  Mr. Hogan brings executive decision making and risk assessment skills as a result of his experience in the commercial real estate industry. Mr. Hogan’s experience in real estate development is especially important as we manage through the current downturn. Mr. Hogan also brings to us experience and skills in the banking industry and governance perspective and experience from his previous service on the board of directors of another community bank based in Louisville.  Mr. Hogan served as a director of US Wireless Online, Inc. from August 2005 until May 2006. Mr. Hogan serves as chairman of our compensation committee and as chairman of our nominating and corporate governance committee.

			2006

Sidney L. Monroe	71
Mr. Monroe is a retired certified public accountant who brings to us skills in public accounting and extensive experience in the banking industry.  From 1990 to 2001, Mr. Monroe was a partner in Kent, Gay and Monroe, an audit and consulting services firm that primarily advised small and medium-sized businesses.  Before 1990, he held numerous positions during a 20 year career at Deloitte Haskins & Sells (now Deloitte & Touche), including partner in charge of several offices, including the Louisville office.  While at Deloitte, Mr. Monroe was designated as a specialist in the financial institutions field.  Mr. Monroe serves as a member of our audit committee.

		2006
Stephen A. Williams	61
Mr. Williams is President and Chief Executive Officer of Norton Healthcare, a not-for-profit integrated healthcare delivery organization that is the largest healthcare provider and third largest employer in Louisville, Kentucky.  Norton Healthcare owns and operates five hospitals, 14 outpatient centers and 350 employed medical providers at some 50 locations.  Norton Healthcare has approximately $1.5 billion in assets and over 10,000 employees, including 2,000 physicians.  Mr. Williams brings executive decision making skills and business acumen to us as the leader of a large business organization and has over 39 years of experience overseeing the preparation of financial statements and the review of accounting matters. Mr. Williams serves as a member of our audit and compensation committees and as the lead independent director.

		2006
W. Kirk Wycoff	53
Mr. Wycoff has been a managing member of Patriot Financial Partners, L.P., a private equity fund headquartered in Philadelphia focused on investing in community banks and thrifts throughout the U.S. since 2007.  Mr. Wycoff also currently serves as Chairman of Continental Bank of Plymouth Meeting, Pennsylvania, a $500 million community bank.  From 2005 to 2007, Mr. Wycoff served as President and CEO of Continental Bank.  From 1991 to 2004, Mr. Wycoff served as Chairman and CEO of Progress Financial Corp.  During his tenure with Progress, the bank grew from $280 million in assets and seven offices, to more than $1.2 billion in assets and 21 offices.  Early in his career, Mr. Wycoff served as Chairman and CEO of Crusader Savings Bank, a Philadelphia community bank, which he transformed into a profitable mortgage lender.  He also held senior level positions with Girard Bank and the Philadelphia Savings Fund Society. Mr. Wycoff also serves as a director of three other bank holding companies, Heritage Commerce Corp, Guaranty Bancorp, and Square 1 Financial, Inc. Mr. Wycoff brings extensive leadership and community banking experience to our Board, including executive management experience, as well as public company expertise and risk assessment skills. In addition, he provides the perspective of a significant, non-employee investor.  Mr. Wycoff has been designated by Patriot Financial Partners to serve on our board of directors, as provided by the terms of our June 2010 stock purchase agreement. Mr. Wycoff serves as a member of our compensation and nominating and corporate governance committees.

		2010

William G. Porter	74
William G. Porter is a retired certified public accountant who has had a 43-year career as a senior executive in the manufacturing industry. He has been nominated to succeed his brother, J. Chester Porter. William Porter is currently the Executive Vice President of The Peoples Bank, Taylorsville, Kentucky, in which he and his brother each own a 50% interest.  William Porter is a substantial shareholder of Porter Bancorp in his own right, and has served as a director of PBI Bank since September 2006.  In addition to his experience in community banking, William Porter also served for more than 20 years as the president of hardware manufacturing companies, adding the perspective of a chief executive officer in a non-financial industry to the Board.

			Director of PBI Bank since 2006
Other Executive Officers	Age	Principal Occupation and Other Information
David B. Pierce	52
As Chief Risk Officer, David B. Pierce has assumed responsibility for risk management for both Porter Bancorp and PBI Bank. He had served as Chief Financial Officer of Porter Bancorp since 2006 and in a number of executive positions with Porter Bancorp’s subsidiary banks from 1990 through 2005. From 1984 to 1989, Mr. Pierce was a manager at Coopers & Lybrand (now PricewaterhouseCoopers) where he was responsible for audits of public and private entities including financial institutions. Before 1984, Mr. Pierce was a senior accountant at Deloitte Haskins & Sells (now Deloitte & Touche). He is a certified public accountant and has over 20 years of banking and management experience. Mr. Pierce also serves as a director of PBI Bank.

Phillip W. Barnhouse	41
Phil W. Barnhouse became our Chief Financial Officer in 2012 and has served as Chief Financial Officer of PBI Bank since 2006. He served as Chief Financial Officer of Ascencia Bank from 1998 until it was merged into PBI Bank at the end of 2005.  From 1992 to 1998, Mr. Barnhouse worked with Arthur Andersen LLP, where he managed the audits of public and private companies. He is a member of the American Institute of Certified Public Accountants and the Kentucky Society of CPAs. Mr. Barnhouse earned a Bachelor's degree in Accounting at Western Kentucky University and a diploma from The Graduate School of Banking at Louisiana State University.

The Board recommends that you vote “FOR” the election of the seven nominees.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our board of directors has adopted corporate governance principles that address the role and composition of our board of directors and the functions of our board and the board’s committees. We regularly review and may revise our corporate governance principles from time to time in response to changing regulatory requirements, evolving best practices and concerns expressed by our shareholders and other constituents. Our corporate governance principles are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Controlled Company Status and Director Independence

We are a “controlled company” within the meaning of the NASDAQ corporate governance rules by virtue of the voting control of J. Chester Porter and Maria L. Bouvette, who together own more than 50% of our sole class of voting stock.  A “controlled company” may elect not to comply with the following NASDAQ corporate governance rules:
•	A majority of its board of directors must consist of “independent directors,” as defined by the NASDAQ rules;
•
Decisions regarding the compensation paid to executive officers must be made either by a compensation committee composed entirely of independent directors or by a majority of the independent directors; and

•
Nominations for election to the board of directors must be made either by a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or by a majority of the independent directors.

Despite our “controlled company” status, we have elected to comply with all of these NASDAQ corporate governance rules.

The “controlled company” exception does not modify requirements under the Securities Exchange Act of 1934, SEC rules and the NASDAQ corporate governance rules that we have an audit committee comprised of at least three directors, all of whom must be independent as defined by the Exchange Act and the SEC and NASDAQ rules. We anticipate that at least one member of our audit committee will always qualify as an audit committee financial expert.

Our principles provide that it is our policy that a majority of the members of the Board be independent from management.  For this purpose, the Board has adopted Director Independence Standards that meet the listing standards of the NASDAQ corporate governance rules. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee undertakes an annual review of director independence during the first quarter of each year.  During this review, the Board considers any and all commercial and charitable relationships of directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries.

Following the review in 2012, the Board affirmatively determined that David L. Hawkins, W. Glenn Hogan, Sidney L. Monroe, Stephen A Williams and W. Kirk Wycoff are each independent of the Company and its management in that none have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, in accordance with the NASDAQ corporate governance rules.

Following our Chairman J. Chester Porter’s decision not to stand for reelection to our Board of Directors in March, we nominated his brother William G. Porter for election as our seventh director. William Porter has already been serving as a director of PBI Bank since 2006 and is a substantial shareholder in his own right.  He had a 43-year career as a senior executive of a number of manufacturing companies, and has been an owner, director and executive officer of community banks.  The transactions between PBI Bank and The Peoples Bank, Taylorsville, Kentucky, in which  J. Chester Porter and William G. Porter each own a 50% interest, are described in greater detail below under “Certain Relationships and Related Transactions --Management Service Agreements and Loan Participations with Banks Under Common Control.”

Director Nominations and Qualifications

In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, board nominees and persons nominated by shareholders, if any.  The committee reviews each candidate in light of the selection criteria set forth in our corporate governance principles. Candidates are selected based on their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment.   While we do not have a separate diversity policy, the committee does consider the diversity of experience of its nominees in knowledge, skills, expertise and other demographics that may contribute to the board.  When considering potential board members, the committee will look at all of the foregoing criteria and the current and anticipated needs of the Company.  The various qualifications and criteria are normally considered at a committee meeting during the month of January of each calendar year so that the respective names can be placed on the ballot for the annual meeting which is customarily held in May.  All of the nominees for election as directors for the 2012 annual meeting were nominated by the committee.  The committee did not receive any stockholder nominations for directors.

Board Leadership Structure

As a result of J. Chester Porter’s decision to step down as Chairman of the Board and as an executive officer, our Company’s leadership structure will change following the annual meeting. We anticipate that Maria L. Bouvette, currently President and Chief Executive Officer of the Company and PBI Bank, will also become Chairman of the Company and PBI Bank.  As a co-founder of Porter Bancorp and the holder of more than 24% of our outstanding common stock, we believe that Ms. Bouvette is the appropriate person to succeed Mr. Porter as Board Chairman.  Her substantial ownership interest gives her a personal financial interest in the Company’s performance that is well aligned with the interests of shareholders. Ms. Bouvette will continue to serve as the President and Chief Executive Officer of Porter Bancorp, where her experience and knowledge of the opportunities and challenges facing our Company will enable her to provide strategic leadership to the entire organization.

As part of its succession planning process, the Board intends to name a new President and Chief Executive Officer of PBI Bank with responsibility for day-to-day management of our banking operations. Appointing a separate chief executive of PBI Bank will allow Ms. Bouvette to focus more on strategic organization-wide matters. We believe by reallocating operational authority through this appointment and the other recent changes to our senior management team, we will have strengthened our leadership and operational oversight function. The Board’s five independent directors are serving as a search committee to identify and hire the new PBI Bank Chief Executive Officer.

With the addition of William G. Porter to our Board of Directors, six of its seven members will be non-employee directors.  We believe it is important to continue to have a member of the Porter family serve on our Board.  William Porter has been a director of PBI Bank since 2006, and has had a 43-year career as an executive of a number of manufacturing companies in addition to his banking experience.  William Porter is a significant shareholder, but does not have voting power with respect to the shares held by his brother, the holder of approximately 27% of our outstanding common stock.

We believe that having a substantial majority of independent directors creates an effective counterbalance to having a Chairman and Chief Executive Officer.  Consistent with NASDAQ’s listing requirements, the independent directors meet regularly in executive session without management or any non-independent directors in attendance.  Stephen A. Williams serves as the “lead” independent director.  The lead independent director assists the board in communicating issues to management and serves as chairman of the independent director executive sessions. The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and also monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and risk management initiatives. In 2011, the independent directors met four times in executive session.

Board Structure and Committee Composition

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an audit committee, a compensation committee and a nominating and corporate governance committee.  Our committee charters are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Audit Committee

Our audit committee is comprised of Mr. Hawkins, Mr. Monroe and Mr. Williams. Our board of directors has determined that Messrs. Hawkins, Monroe and Williams currently meet the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations. The audit committee is responsible for and assists our board in monitoring the integrity of the financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and our independent registered public accounting firm and our compliance with legal and regulatory requirements. Mr. Hawkins and Mr. Monroe each qualifies as an audit committee financial expert.

Compensation Committee

Our compensation committee is comprised of Mr. Hogan, Mr. Williams, Mr. Monroe and Mr. Wycoff. The compensation committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The compensation committee is also responsible for producing an annual report on executive compensation for inclusion in this proxy statement.

The compensation committee is responsible for establishing a compensation policy that fairly rewards our executive officers for performance benefiting the shareholders and effectively attracts and retains executive talent necessary to successfully lead and manage the Company. In practice, our Chief Executive Officer is expected to present a total compensation policy for the management team, which the compensation committee will evaluate and retains the right to modify or reject.  The compensation committee is directly responsible for evaluating the performance of the Chief Executive Officer and determining the details of her total pay.  The Committee also evaluates the Chief Executive Officer’s recommendations for the salaries and incentive compensation of other executives, which it will modify and authorize as it deems appropriate.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Mr. Hogan, Mr. Hawkins, Mr. Monroe and Mr. Wycoff.  The nominating and corporate governance committee assists our board of directors in promoting our best interests and the best interests of our shareholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the nominating and corporate governance committee identifies individuals qualified to become board members and recommend to our board of directors the director nominees for the next annual meeting of shareholders. It also reviews the qualifications and independence of the members of our board of directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our board.

Meeting Attendance

During 2011, our board of directors met 9 times.  No director attended fewer than 75 percent of the total number of meetings of the board of directors and the committees on which he or she served.  All directors and director nominees are expected to attend each annual meeting of shareholders, unless an emergency prevents them from doing so.  All directors attended last year’s annual meeting.

Board’s Role in Risk Oversight

As a bank holding company, we face a number of risks, including general economic risk, credit risk, regulatory risk, liquidity risk, interest rate risk, audit risk, reputational risk and others. Management is responsible for the day-to-day management of risks to the company, and the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full board of directors is charged with ultimate oversight responsibility for risk management, various standing committees of the board also have responsibilities with respect to our risk oversight. In particular, the audit committee plays a large role in monitoring and assessing our risk related to financial reporting and accounting matters as well as any other particular areas of concern of the board.  The chair of our audit committee is also a director of our subsidiary, PBI Bank, as is William Porter who has been nominated for election to our board. In addition, each of our five independent directors will also be joining the PBI Bank board. The board’s compensation committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage performance subject to a level of risk-taking consistent with our overall strategy.

After PBI Bank entered into a consent order with the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions on June 24, 2011, the Board of Directors established a Risk Policy and Oversight Committee to lead the Board’s oversight of senior management's assessment and management of the risks of Porter Bancorp and PBI Bank, including credit risk, market risk, interest rate risk, investment risk, liquidity risk and reputational risk.  Mr. Hawkins, Mr. Hogan, Mr. Monroe and Mr. Wycoff were appointed to the Oversight Committee.   The Oversight Committee was authorized to review and consult with the PBI Bank board with respect to actions to be taken in response to the consent order. It was also authorized to investigate and evaluate the concerns raised in a 13D filing by Clinton Group LLC and its affiliates on July 11, 2011.  The Oversight Committee reported on its actions with respect to both of these matters in our Quarterly Report on Form 10-Q filed on November 10, 2011.  The Oversight Committee is expected to meet on an as-needed basis in the future.

Code of Business Conduct and Ethics

Our Board has adopted the Code of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our directors and employees. In addition, the Board has adopted the Code of Ethics for CEO and Senior Financial Officers that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s Chairman, Chief Executive Officer and Chief Financial Officer. The Code of Ethics for CEO and Senior Financial Officers is available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.” We will post any amendments to, or waivers from, our Code of Ethics for CEO and Senior Financial Officers on our website.

Employees must report any conduct they believe in good faith to be an actual or apparent violation of our Code of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the audit committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Stock Ownership Guidelines

Our Corporate Governance Guidelines require all non-employee directors to hold at least 1,000 of our shares while serving as a director of the Company.  Shares that may be acquired through the exercise of stock options are included in calculating the number of shares of ownership to determine whether this minimum ownership requirement has been met. All directors are expected to be in compliance with the stock ownership guidelines within five years of becoming a director.

Board Compensation

Compensation of Directors

Each director receives a fee of $15,000 per year, which is paid in quarterly increments, and each non-employee director receives $500 for each committee meeting attended.  Our executives who serve on the boards of directors of Porter Bancorp and PBI Bank are paid the same cash director fees as those paid to non-employee directors. Although paying cash director fees to “inside” executives who serve on boards of directors is not the prevalent market practice, it has been the historical practice at Porter Bancorp for many years and constitutes a small portion of affected executive’s total compensation amount.  During 2011, directors J. Chester Porter, Maria L. Bouvette and David L. Hawkins also served as directors of PBI Bank.  Each bank director receives $500 for each board meeting attended.  The directors fees paid to Mr. Porter and Ms. Bouvette are included in the “All Other Compensation” column of the Summary Compensation Table.

In addition to the board and committee fees, non-employee directors have been automatically granted 500 restricted shares, and non-employee directors of PBI Bank have been automatically granted 100 restricted shares on the first day of the month after our annual meeting of shareholders, which will ordinarily be June 1.  We propose to amend the Directors Plan to the annual grant of restricted stock to an amount having a market value of $25,000.  See Proposal to amend the 2006 Non-employee Director Incentive Stock Plan.

Restricted shares are shares of our common stock that may not be transferred, and are subject to forfeiture, during a specified period.  Directors that are granted restricted shares will have all of the same rights as a shareholder, including the right to vote the restricted shares and the right to receive dividends.  One-sixth of the restricted shares of common stock will vest on each six month anniversary of the date of grant as long as the director is continuing to serve on the board of directors.  If a director ceases to serve on the board of directors for any reason, the director will automatically forfeit the unvested portion of the restricted shares.  In the event of a change in control, the restriction on the sale of any unvested restricted shares will end.  Under the Directors Plan, a change in control means (i) the disposal of our business or the business of PBI Bank pursuant to a liquidation, sale of assets or otherwise, (ii) any person, group or entity acquiring or gaining ownership or control of more than 50% of our outstanding shares or the outstanding shares of PBI Bank, other than any trustee or other fiduciary holding shares under any employee benefit plan, or (iii) during any period of two consecutive years, individuals who were our directors at the beginning of that period cease to constitute a majority of the board of directors, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

            The following table provides information on the compensation paid to non-employee directors 2011.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	All Other Compensation	Total
David L. Hawkins	$ 64,999 (3)	$3,216	-	-	$71,015
W. Glenn Hogan	18,000 (4)	2,680	-	-	20,680
Sidney L. Monroe	19,500 (5)	2,680	-	-	22,180
Stephen A. Williams	18,000 (6)	2,680	-	-	20,680
W. Kirk Wycoff	17,500 (7)	2,680	-	-	20,180

(1)	Each director received four quarterly retainers of $3,750 and $500 for each committee meeting attended.
(2)
On June 1, 2011, each non-employee director received a restricted stock award of 500 shares with a grant date fair value of $5.36 per share. Mr. Hawkins received an additional restricted stock award of 100 shares as a member of PBI Bank’s board of directors. The restricted shares vest in one-sixth increments every six-month anniversary of the grant date over three years. The amounts in Stock Awards column reflects the grant date fair value for the restricted stock awards for the fiscal year ended December 31, 2011. The assumptions used in the calculation of these amounts for awards granted in 2011 are included in Note 20 “Stock Plans and Stock-based Compensation” in the “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(3)
Mr. Hawkins received $2,500 for attendance at audit committee meetings, $500 for nominating and corporate governance committee meetings, and $37,999 for his service on the Board’s Risk Policy and Oversight Committee during 2011.  He also received $6,000 in PBI Bank director fees and $3,000 for attendance at meetings of the trust committee.

(4)
Mr. Hogan received $500 for attendance at compensation committee meetings, $500 for nominating and corporate governance committee meetings, and $2,000 for risk policy and oversight committee meetings during 2011.

(5)	Mr. Monroe received $2,500 for attendance at audit committee meetings, and $2,000 for risk policy and oversight committee meetings during 2011.
(6)	Mr. Williams received $2,500 for attendance at audit committee meetings and $500 for compensation committee meetings during 2011.
(7)	Mr. Wycoff’s fees are paid to Patriot Financial Manager LP. Mr. Wycoff received $2,000 for attendance at risk policy and oversight committee meetings and $500 for compensation committee meetings.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS,
AND PRINCIPAL SHAREHOLDERS

As of March 28, 2012, Porter Bancorp had 11,822,381 shares of common stock issued and outstanding. The information provided below is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Under SEC rules, a person is deemed to beneficially own any shares as to which the entity or individual has the right to acquire within 60 days of March 28, 2012 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares set forth in the following table.

Security Ownership of Directors and Management

The following table shows, as of March 28, 2012, the number and percentage of shares of common stock held by (1) Porter Bancorp’s directors and nominees, (2) each of the named executive officers set forth in the Summary Compensation Table and (3) current directors and named executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class
Directors and Nominee
J. Chester Porter(2)	3,198,405	27.1%
Maria L. Bouvette	2,863,201	24.2
David L. Hawkins(3)	11,879	*
W. Glenn Hogan(4)	20,378	*
Sidney L. Monroe(4)	13,647	*
Stephen A. Williams(4)	10,262	*
W. Kirk Wycoff(5)(6)	1,173,629	9.9
William G. Porter	409,008	3.5

Other Named Executive Officers
David B. Pierce(8)	22,261	*
Phillip W. Barnhouse	7,590	*

Named Executive Officers and Directors as a Group (10 persons)	7,730,760	65.3%

*	Represents beneficial ownership of less than 1%.
(1)	The business address for these individuals is c/o Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.
(2)	Includes 4,542 shares of common stock held by a company of which Mr. Porter is the sole owner.
(3)	Includes 1,159 shares held jointly and 6,946 shares subject to exercisable options.
(4)	Includes 5,789 shares subject to exercisable options.
(5)
Includes 1,000,752 shares of common stock held by Patriot Financial Partners, L.P. and 172,877 shares of common stock held by Patriot Financial Partners Parallel, L.P. Patriot Financial Partners, GP, L.P. ("Patriot GP") is a general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the "Funds") and Patriot Financial Partners, GP, LLC ("Patriot LLC") is a general partner of Patriot GP. In addition, Mr. Wycoff is one of the general partners of the Funds and Patriot GP and a member of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Mr. Wycoff.

(6)
Does not include 1,086,156 shares of common stock underlying 317,042 shares of Series C Preferred Stock and warrants to purchase 717,393 shares of non-voting common stock held by the Patriot Funds. Both the non-voting preferred stock and the non-voting common stock convert into common stock automatically only if, and to the extent that, the holder beneficially owns, together with affiliates, less than 9.9% of the outstanding shares of common stock.

(8)	Includes 1,159 shares that are held by Mr. Pierce as trustee for a living trust.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of the common stock by any shareholder known to us, based on public filings made with the SEC, to own 5% or more of the outstanding shares of our common stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class

Patriot Financial Group(1) Cira Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104-2868	1,173,629	9.9%

Clinton Group, Inc. (3) West 57th Street, 26th Floor New York, NY 10019	1,134,491	9.4

Mendon Capital Advisors Corp. (2) 150 Allens Creek Road Rochester, NY 14618	978,907	8.1

Stieven Capital Advisors, L.P. (4) 12412 Powerscourt Drive, Suite 250 St. Louis, MO 63131	714,598	6.0

(1)
The information is included in reliance on a Schedule 13D filed with the SEC on June 10, 2010, jointly on behalf of Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Patriot Financial Partners GP, L.P., Patriot Financial Partners GP, LLC, W. Kirk Wycoff, Ira M. Lubert and James J. Lynch (collectively, the “Patriot Financial Group”) and updated information provided to the Company. The shares listed in the table include 1,000,752 shares of common stock held by Patriot Financial Partners, L.P. and 172,877 shares of common stock held by Patriot Financial Partners Parallel, L.P. In addition to the listed shares, the Patriot Financial Group reported beneficial ownership of 317,042 shares of non-voting preferred stock and warrants to purchase 717,393 shares of non-voting common stock held by the Patriot Funds.  Each share of both the non-voting preferred stock and the non-voting common stock converts into 1.05 shares of voting common stock automatically only if, and to the extent that, the holder beneficially owns, together with affiliates, less than 9.9% of the outstanding shares of common stock.

(2)
The information is included in reliance on a Schedule 13D and amendments filed with the SEC jointly on behalf of Clinton Group, Inc., SBAV LP, SBAV GP LLC, Clinton Magnolia Master Fund, Ltd. and George Hall. The listed shares include warrants to purchase 228,261 shares of non-voting common stock.

(3)
The information is included in reliance on a Schedule 13G/A filed with the SEC jointly on behalf of Mendon Capital Advisors Corp. and Anton V. Schutz . The listed shares include warrants to purchase 228,261 shares of non-voting common stock.

(4)
The information is included in reliance on a Schedule 13G/A filed with the SEC jointly on behalf of Stieven Financial Investors, L.P., Stieven Financial Offshore Investors, Ltd., Stieven Capital GP, LLC, Stieven Capital Advisors, L.P., Stieven Capital Advisors GP, LLC, Joseph A. Stieven, Stephen L. Covington and Daniel M. Ellefson. The listed shares include warrants to purchase 228,261 shares of non-voting common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Our Audit Committee has the responsibility to review and approve or ratify all transactions, other than loans and extensions of credit, between the Company and related parties, including without limitation, fees and commissions for services, purchases or sales of assets, rental arrangements and any other financial arrangement.

As a bank, we are not subject to Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer.  However, loans must be made:

•	in the ordinary course of our consumer credit business;
•	of a type we generally make available to the public; and
•	on market terms, or terms that are no more favorable than those offered by the issuer to the general public.

We have long-standing policies and procedures governing our extension of credit to related parties in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act or the Federal Reserve’s Regulation O. All loans to directors and executive officers or their affiliates are approved by the Board of Directors of PBI Bank. As of December 31, 2011, the aggregate amount of all loans outstanding to our executive officers and directors, the executive officers and directors of PBI Bank and the firms and corporations in which they have at least a ten percent beneficial interest was approximately $1.4 million.

Our officers, directors and principal shareholders and their affiliates and certain of the officers and directors of PBI Bank and their affiliates have conducted banking transactions with PBI Bank from time to time, including investments in certificates of deposit.  All such investments have been made, and will continue to be made, only in the ordinary course of business of PBI Bank on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Management Service Agreements and Loan Participations with Banks Under Common Control

Our chairman, J. Chester Porter and his brother, William G. Porter, each own a 50% interest in Lake Valley Bancorp, Inc., the parent holding company of The Peoples Bank, Taylorsville, Kentucky, located approximately 25 miles southeast of Louisville in Spencer County.  J. Chester Porter, William G. Porter and our president and chief executive officer, Maria L. Bouvette, serve as directors of this bank.

Our chairman, J. Chester Porter owns an interest of approximately 36.0% and his brother, William G. Porter, owns an interest of 3.0% in Crossroads Bancorp, Inc., the parent holding company of The Peoples Bank, Mount Washington, Kentucky, located approximately 20 miles south of Louisville in Bullitt County. PBI Bank also has banking offices in Bullitt County.  J. Chester Porter and our president and chief executive officer, Maria L. Bouvette, serve as directors of this bank.

We have entered into management services agreements with each of these banks. Each agreement provides that our executives and employees provide management and accounting services to the subject bank, including overall responsibility for establishing and implementing policy and strategic planning. Maria Bouvette also serves as chief financial officer of each of the banks. We receive a $4,000 monthly fee from The Peoples Bank, Taylorsville and a $2,000 monthly fee from The Peoples Bank, Mount Washington for these services, which together totaled $72,000 in 2011.

From time to time, these banks may also participate with PBI Bank in making loans to certain borrowers when our executive officers believe it is mutually beneficial to do so. As of December 31, 2011, we had $4.1 million of participations in real estate loans purchased from, and $13.2 million of participations in real estate loans sold to, these affiliate banks.  We believe the terms of our arrangements with these two banks in which J. Chester Porter and William G. Porter have substantial ownership interests are fair and reasonable to us and to the other banks. We have had the terms of our management services agreements with these banks reviewed by an independent accounting firm from time to time. The terms of these arrangements are also subject to ongoing review by the independent directors on our audit committee.

Other Transactions in Which Related Parties Have an Interest

Our chairman, J. Chester Porter is the owner of Porter & Associates, a law firm that we retained during our last fiscal year and will retain in the future. We paid $149,000 to Porter & Associates for legal services provided during 2011. In addition, Porter & Associates received fees from borrowers for its representation of PBI Bank in connection with loan closings.

Keith Griffee, the son-in-law of J. Chester Porter, is PBI Bank’s President of the Bullitt County Market.  Albert J. Bouvette, brother of our president and chief executive officer, Maria L. Bouvette, is an employee of PBI Bank’s information technology department. Neither of them received compensation of more than $120,000 for his services during 2011. Jack C. Porter, son of J. Chester Porter, serves as an advisory director of our Bullitt County banking office and from time to time provides real estate-related services to PBI Bank for which he was paid $127,000 in fees during 2011.

In 1994, J. Chester Porter and Maria L. Bouvette issued a promissory note to David L. Hawkins, a director and chairman of our audit committee, in the principal amount of $500,000 as part of the consideration paid to Mr. Hawkins in connection with the acquisition of Pioneer Bank by a predecessor of our company. The promissory note bears interest at the prime rate plus 1% per annum (currently 4.25%) and payments of interest only are due quarterly. The loan is secured by a mortgage on real estate. The original term of the note has been extended to January 1, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers, and greater than 10 percent beneficial owners, referred to as “reporting persons,” are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, we believe that during 2011 all reporting persons complied with the filing requirements of Section 16(a).

COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee of our Board of Directors is responsible for developing specific policies regarding compensation of our executive officers, as well as evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs implementing and administering all aspects of our benefit and compensation plans and programs.  Our compensation committee is comprised of Mr. Hogan, Mr. Williams, Mr. Monroe and Mr. Wycoff. Our board of directors has determined that all of the committee members currently meet the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations.  As previously discussed, we are a “controlled company” within the meaning of the NASDAQ corporate governance rules.  A controlled company may elect not to comply with certain NASDAQ corporate governance rules, including the requirement that decisions regarding the compensation paid to executive officers must be made either by a compensation committee composed entirely of independent directors or by a majority of the independent directors.  Nonetheless, since 2009, all the members of our compensation committee have been independent.  As a practical matter, our controlled company status also gives Mr. Porter and Ms. Bouvette the ability to assert significant influence over executive compensation decisions.  We did not engage any compensation consultants to assist the compensation committee in determining the compensation paid to our executives in 2011.

Executive Compensation Philosophy and Objectives

Our philosophy for executive compensation is to attract, retain and reward excellent executives and align their interests with the interests of our shareholders.  To promote this philosophy, we have established the following objectives:

●
provide fair and competitive compensation to executives, based on their performance and contributions to our company, that will attract, motivate and retain individuals that will enable our company to successfully compete with other financial institutions in our markets;

●
provide incentives that reward executives for attaining predetermined objectives that promote and reward individual performance, company financial performance, achievement of strategic goals and company stock performance;

●	instill in our executives a long-term commitment and a sense of ownership through the use of equity-based compensation; and

●	ensure that the interests of our executives are aligned with our shareholders’ interests.

TARP Compensation Standards

On November 21, 2008, Porter Bancorp became a participant in the U.S. Treasury’s Capital Purchase Program (“CPP”). As a result, we are required to comply with a number of executive compensation standards during the period of time in which the U.S. Treasury holds an equity position in Porter Bancorp. On February 17, 2009, the America Reinvestment and Recovery Act of 2009 (“ARRA”) required the U.S. Treasury to enact additional compensation standards. The Compensation Committee has taken a number of actions in order to comply with the provisions of CPP and ARRA:

●
Meets with senior risk officers two times annually to review senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans. The risk assessment is described in more detail beginning under Incentive Compensation Plan Risk Assessment;

●	Reviews and revises bonus and other incentive plans to ensure that the plans are in compliance with ARRA;

●
Required all senior executive officers and next twenty most highly compensated employees to enter into clawback agreements, which require them to return any bonus payment or award made during the CPP period based upon materially inaccurate financial statements or performance metrics. Each of our current executive officers has agreed that their separation entitlements and bonuses, retention awards and other incentive compensation will comply with these standards;

●	Restructured our Compensation Committee to include only independent directors; and

●	Adopted a policy regarding luxury or excessive expenditures.

As required by CPP (and now by the SEC), we provide an annual “say on pay” advisory vote regarding executive compensation. In last year’s “say on pay” vote, we received majority approval of our executive compensation programs, with more than 98% of the votes being cast in favor of our pay programs. Because we continue to participate in CPP, we continue to be required to include a non-binding shareholder vote to approve compensation as disclosed in this proxy statement, which we have included as Proposal 2. We will not be subject to the so-called “say on pay” frequency vote required by the Dodd-Frank Wall Street Reform and Consumer Protection Act until after our repayment of TARP preferred stock.

Executive Compensation Components

Our compensation program is comprised of three components:

●	Base salary that is competitive with levels paid by comparable financial institutions;
●	Annual incentive cash payments based on the attainment of targeted performance goals; and
●	Equity-based compensation, consisting of stock options and restricted stock, based on the attainment of targeted performance goals.

The executive compensation plan provides a compensation package that is driven by our overall financial performance and is competitive with the public and non-public financial institutions in our market to enable us to attract and retain executives who we believe are critical to our future success.  The plan establishes a range of percentages of total compensation for each of the three components set forth above.  For each of our executives, base salary constitutes between 50% and 70% of total compensation, cash incentives constitute between 10% and 20%, and equity based compensation constitutes between 20% and 30%.  The Committee will establish the target percentage of compensation for each of the three components at the beginning of each year. We have agreed with the Federal Reserve to obtain its written consent prior to increasing any salaries or bonuses of our insiders.

Base Salary.  When establishing base salaries for our executives, we consider the scope of executive responsibilities and publicly available information concerning the compensation paid to executives with similar levels of responsibility by other comparable public and non-public financial institutions in our market.  Although we do not attempt to set the salaries of our executives to fall within a certain percentage range compared to the salaries paid by other comparable institutions, we do consider compensation data from comparable institutions to satisfy ourselves that the compensation we pay is competitive and sufficient to recruit and retain the talented employees our business requires to be successful.  Our practice has been to increase base salaries by between 3% and 5% annually to account for a cost of living adjustment, considering an individual executive’s performance when determining the percentage within that range.

For 2011, management and the Compensation Committee determined that it was in the Company’s best interest to continue its salary freeze for all named executive officers given the sustained weakness in business and economic conditions generally in our markets.  Upon management’s recommendation, the Compensation Committee agreed to hold salaries for all named executive officers at the same level for 2011.  The Committee reviewed 2009 publicly available national peer group data as compiled by SNL Financial in the 2010 Executive Compensation Review, the most recent data available, to ensure that our base salaries, from which total compensation is derived from, were competitive with comparable financial institutions.  The publicly available data showed base salary and total compensation, which included base salary, annual bonus, other annual compensation, restricted stock awards, performance units and other compensation paid due to long-term incentive plans.  The peer groups were: (i) the 62 financial institutions in the Midwest with assets of $1 billion to $5 billion, (ii) the 127 financial institutions nationwide with assets of $1 billion to $5 billion and a ROAE of less than 5%. As of December 31, 2010, we had total assets of approximately $1.7 billion and our return on average equity for 2010 was approximately (2.33%).   The Committee evaluated data on the chief executive officer compensation of the two peer groups for Mr. Porter and Ms. Bouvette and on the chief operating officer and chief financial officer compensation of the two peer groups for Mr. Pierce.

The following table shows the median base salary for 2009 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Median Base Salary of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Median Base Salary of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of less than 5.00%
CEO	$350,000	$368,407
CFO	195,599	200,000
COO	207,771	235,001
CCO	194,977	192,477

The following table shows the median total compensation for 2009 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Median Total Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Median Total Compensation of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of less than 5.00%
CEO	$399,203	$442,606
CFO	227,292	234,685
COO	298,844	322,935
CCO	215,365	213,843

For 2012, the Committee used the same process for evaluating base salaries for all of our named executives as has been used in previous years.  The Committee reviewed 2010 publicly available national peer group data as compiled by SNL Financial in its 2011 Executive Compensation Review, the most recent data available, to ensure that our base salaries, and our incentive compensation that is determined as a percentage of base salary, were competitive with comparable financial institutions.  The publicly available data showed base salary and total compensation, which included base salary, annual bonus, other annual compensation, restricted stock awards, performance units and other compensation paid due to long-term incentive plans.  The peer groups were: (i) the 62 financial institutions in the Midwest with assets of $1 billion to $5 billion, (ii) the 127 financial institutions nationwide with assets of $1 billion to $5 billion and a ROAE of less than 5.00%.  As of December 31, 2011, we had total assets of approximately $1.5 billion and our return on average equity for 2011 was approximately (67.30%).

The following table shows the median base salary for 2010 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Median Base Salary of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Median Base Salary of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of less than 5.00%
CEO	$366,987	$371,404
CFO	208,750	209,999
COO	212,838	247,774
CCO	212,308	200,000

The following table shows the median total compensation for 2010 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Median Total Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Median Total Compensation of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of less than 5.00%
CEO	$465,246	$473,348
CFO	269,397	265,953
COO	298,534	333,616
CCO	286,845	239,421

 Cash Incentives. For 2011, the Compensation Committee adopted a cash incentive plan that was based solely on the Company’s performance. Under the revised plan, named executive officers could earn up to a maximum of 30% of their base salary based upon our attainment of pre-established performance objectives.  The following table shows the pre-established 2011 targets and the corresponding percentage of salary earned for attaining the target:

Objective	Level 1 Target Goal	Cash award as percentage of Salary	Level 2 Target Goal	Cash award as percentage of Salary
Earnings per share	100% of target	3%	110% of target	6%
Return on average assets	100% of peer median	3%	110% of peer median	6%
Return on average equity	100% of peer median	3%	110% of peer median	6%
Net interest margin	100% of peer median	3%	110% of peer median	6%
Efficiency ratio	100% of peer median	3%	110% of peer median	6%
Total		15%		30%

The cash incentive plan required that we achieve threshold performance goals of 0.50% for return on average assets and 9.0% for return on average equity before any incentive can be earned for those results, regardless of performance compared to peer median.

The performance components, except earnings per share, were still measured against our peers’ performance.  Historically, our earnings per share goal has been measured against our prior year’s performance.  Since we had a loss in 2010, we established an earnings per share target of $0.80 for 2011.  The Compensation Committee determined to keep the same peer group, which includes:

●	Bank of Kentucky Financial Corporation
●	Community Bank Shares of Indiana, Inc.
●	Community Trust Bancorp, Inc.
●	Farmers Capital Bank Corporation
●	First Financial Service Corporation
●	MainSource Financial Group, Inc.
●	Republic Bancorp, Inc.
●	S.Y. Bancorp, Inc.

As long as the U.S. Treasury holds an equity position in Porter Bancorp, then under the CPP compensation regulations, no bonuses, retention awards or incentive compensation can be paid to or accrued for our five most highly compensated employees of Porter Bancorp, which include Mr. Porter, Ms. Bouvette and Mr. Pierce.  We are permitted, however, to grant employees long-term restricted common stock in an amount that does not exceed 1/3 the employee’s total annual compensation. As a result of these restrictions, effective for the year 2011, the Compensation Committee determined to grant the five most highly compensated employees additional shares of restricted stock if the pre-established performance measures described above were satisfied. The fair market value of the shares granted to each of these employees would equal the amount of the incentive cash compensation they would have earned for attaining the criteria described above.  The shares granted to these employees would be subject to the restrictions on vesting and transfer set forth in the Treasury regulations.

In 2011, none of our named executives earned any cash or stock incentive compensation for 2011.  The following table shows Porter Bancorp’s data and the individual bonus targets for our executives in 2011:

Objective	Porter Bancorp	Actual Level 1 Target	Actual Level 2 Target	Cash award as percentage of Salary
Earnings per share	$(8.98)	$0.80	$0.88	0%
Return on average assets	(6.46)%	1.06	1.17	0%
Return on average equity	(67.30)%	10.63	11.69	0%
Net interest margin	3.40%	4.07	4.48	0%
Efficiency ratio	138.09%	60.11	54.85	0%
Total				0%

For 2012, the Compensation Committee modified the cash incentive plan to be based on a weighted scoring of Company performance metrics across a range of pre-determined targets.  Five of the metrics are ratios customarily used to evaluate the performance of banks.  The maximum bonus attributable to this plan is 20% of base salary.  The following table shows the pre-established 2012 target ranges:

Goal	Weighting	1	2	3	4**	5
Return on Assets	20%	-6.39%	0.25%	0.34%	Peer Median	110% Peer Median
Net interest margin	20%	3.40%	3.55%	3.65%	Peer Median	110% Peer Median
Capital - Tier 1 leverage ratio	10%	6.62%	8.00%	9.00%	Peer Median	110% Peer Median
Nonperforming assets/total assets	15%	9.26%	6.00%	4.00%	Peer Median	110% Peer Median
Nonperforming loans/total loans	15%	8.22%	4.00%	3.00%	Peer Median	110% Peer Median
Regulatory composite ratings	20%	N/A	*	3	2	1
	100%
Award as % of Salary		0%	5.00%	10.00%	15.00%	20.00%

* - Improvement to net rating components from previous examination
** - Only if Peer Median ratio is greater than Column 3 ratio

Additionally, each named executive will be eligible for a maximum bonus equal to 10% of base pay based upon that executives predetermined individual performance objectives for 2012.

As discussed above, CPP compensation regulations do not permit us to pay cash incentive compensation to our five most highly compensated employees as long as the U.S. Treasury holds an equity position in Porter Bancorp.  Any incentive compensation earned by our named executive officers will be paid in the form of shares of restricted stock having a fair market value equal to the amount earned.  Any shares granted to these employees will be subject to the restrictions on vesting and transfer set forth in the Treasury regulations.

Equity-Based Compensation.  In February 2006, we established the Porter Bancorp, Inc. 2006 Stock Incentive Plan in anticipation of becoming a public company.  The 2006 Plan authorizes the issuance of up to 400,000 shares in the form of stock options and restricted stock awards.

The Compensation Committee has the authority to award options and restricted stock awards under the 2006 Plan and to determine the amounts and awards.  Although the 2006 Plan authorizes both stock options and restricted stock grants, the Committee has used restricted stock because it believes that restricted stock better serves our purposes of promoting employee retention and linking executives’ interests more closely with those of our shareholders and our long-term performance. Restricted stock carries the rights to vote and to receive dividends, thus encouraging stock ownership by executives. The shares of restricted stock granted to our executives may not be transferred, and, subject to a few exceptions, will be forfeited if the recipient’s employment with us ends, for a period of up to five years after the grant date. Because of the risk of forfeiture if the recipient’s employment ends before the restrictions have terminated, restricted stock grants also serve as a valuable retention tool. Grants of restricted stock also have a more favorable financial impact than stock options.

In October 2007, the Compensation Committee established an arrangement for determining the amount of restricted stock grant awards to be made each year.  The Committee sets the maximum dollar value of equity incentive compensation as a percentage of base salary.  For 2010, the maximum dollar value of equity incentive compensation as a percentage of base salary was 45% for Mr. Porter, Ms. Bouvette and Mr. Pierce and 30% for all other senior executives, which we refer to as the “equity goal.”

This maximum dollar value assumes we achieve our maximum performance level, which is currently set at 125% of the peer average in each of the four equity incentive components, which are return on average assets, return on average equity, net interest margin and efficiency ratio.  We use these performance criteria metrics because we believe that these are the metrics that (i) drive shareholder value and (ii) are used by our investors to evaluate us.  As with our cash incentive plan, we use corporate performance measures instead of individual performance measures because our philosophy emphasizes teamwork.  The restricted shares that are granted are shares of our common stock that may not be transferred, and are subject to forfeiture, over a specified period.  The restricted stock vests at the rate of 20% on each one-year anniversary of the grant date. The named executive officers that are granted restricted shares have all of the same rights as a shareholder, including the right to vote the restricted shares and the right to receive dividends. The following table provides the reward factors for the two levels of achievement for each of the components for 2011:

Objective	Peer Median	125% of Peer Median
Return on average assets	15%	25%
Return on average equity	15%	25%
Net interest margin	15%	25%
Efficiency ratio	15%	25%
Total	60%	100%

The peer group for the calculation of equity incentive awards is comprised of the same publicly traded bank holding companies used for the cash incentive plan.  The following table shows the 2011 Porter Bancorp and peer computations using data published by SNL and the corresponding reward factor awarded:

Objective	Peer Median	125% of Peer Median	Porter Bancorp	Reward Factor
Return on average assets	1.06	1.33	(6.46)	0%
Return on average equity	10.63	13.29	(67.30)	0%
Net interest margin	4.07	5.09	3.40	0%
Efficiency ratio	60.11	48.09	138.09	0%
Total				0%

Based on the Company’s performance in 2011, none of our named executive officers were awarded shares of restricted stock .

For the year 2012, the Compensation Committee has approved the same formula for calculation of restricted stock awards that was used in 2011.  For 2012, the Compensation Committee set the equity goal as 30% for senior executives and 45% for Ms. Bouvette, Mr. Pierce and Mr. Barnhouse.  Equity incentive awards are generally granted in March or April each year when we have received all of the peer data necessary to make the peer average calculations.

Other Benefits

401(k) Plan. All of our full- and part-time employees, including our named executive officers, are eligible to participate in our 401(k) Plan after 90 days of employment. Subject to certain limitations imposed by federal tax laws, employees may contribute up to 15% of their compensation per year. We contribute a safe-harbor matching contribution equal to 50% of the participants’ first 4% of deferred compensation contribution. At our discretion, we may make an additional contribution each plan year.

Supplemental Executive Retirement Plan.  PBI Bank has a Supplemental Executive Retirement Plan to provide additional benefits for certain key officers.  David B. Pierce and Phillip W. Barnhouse are the only executive officers that participate in the SERP. It is not currently anticipated that any other executives will be added to this plan.

Pursuant to the SERP, we are obligated to pay each participant, or his or her beneficiaries, at the participant’s retirement or death, monthly retirement income for 10 years equal to 30% of the participants projected salary.  Participants begin to vest in this benefit after five years of service and fully vest after ten years of service.  In addition, we must pay benefits if the participant’s employment terminates before retirement age (other than by death or for cause) or if the participant is terminated within three years following a change-in-control.  The payment of benefits upon a change-in-control is described under the heading “Potential Payments Upon Termination or Change-In-Control” below.  The estimated cost of the plan is being accrued over the period of active employment of the participants. We adopted this plan in 2004. As of December 31, 2011, $1,208,000 had been accrued as a liability for the plan. The amount charged to operations totaled $49,000 in 2011.  In order to provide earnings to offset plan expenses, PBI Bank purchased life insurance on the plan participants.  As of December 31, 2011, the cash surrender value of the bank owned life insurance was approximately $8,106,000.  Income earned from the cash surrender value of the life insurance totaled $301,000 in 2011.

Incentive Compensation Plan Risk Assessment

The Compensation Committee met with the Company’s senior risk officers two times in 2011 to review the Company’s incentive compensation plans. The Company’s senior risk officers discussed with the Committee the long and short term risks to the value of the Company, and how compensation elements might incentivize senior executive officers or other employees.  As part of this assessment, the Committee identified all of the Company’s incentive plans.  The Committee then reviewed its previously established risk objectives, which are:

●
Awards should be structured to be paid over a time horizon that takes into account the risk horizon so that the payment reflects whether the employee's performance over the service period has contributed to the long-term value of the Company;

●	The incentive must reflect competitive compensation sufficient to retain and recruit talented employees to contribute to the Company's future success;

●	Compensation should be allocated among various short and long term incentives and among equity and cash incentives based on the specific role of the employee;

●	A significant portion of senior level position compensation should be long-term compensation that aligns the interest of the employee with the interests of shareholders and taxpayers;

●
The performance period for performance pay should be tailored to encompass individual performance or performance of the relevant business unit, taking into account business objectives, and taking into account multiple factors such as revenue production, expertise, compliance, and leadership;

●	Performance measures may relate to employee compliance with corporate policies;

●	The performance measures should not be so great that the arrangement fails to provide an adequate incentive for the employee to perform, and the metrics should be measurable and enforceable; and

●	That a significant portion of compensation should be performance-based for higher levels of responsibility.

The Committee then identified the possible risk factors that should be considered in reviewing the various incentive compensation plans. These risks included:

●	Financial Risk: Risk that employee compensation plans or features could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

●	Regulatory Risk: Risk of financial or reputational loss caused by a failure to comply with legal rules, regulations or guidelines, including those set by regulatory bodies;

●
Credit Risk: Risk that a plan or feature could encourage a lender to promote a loan transaction that is not in the Company’s best interest and the borrower subsequently becoming insolvent or otherwise unable to meet its financial obligations;

●	Operational Risk: Risks that losses could arise from human error, including judgmental error, or a failure in internal controls or systems related to the Company’s incentive plans;

●
Reputational Risk: Risk of exposure to criticism from shareholders, the general public and customers, difficulty with proxy voting on proposals regarding executive compensation and/or share availability, and board embarrassment;

●	Litigation Risk: Risk of losses and other expenses that arise from alleged breaches or violations of compensation plans; and

●	Enterprise Risk: Risk that could endanger the Company's existence as an ongoing enterprise;

The Committee then reviewed each of the plans.  The Committee identified the risks involved with each of the plans and determined that the risks involved in each of the plans was acceptable, subject to compliance with internal controls and normal monitoring.  As a result, the Committee determined that none of the Company’s plans created risks that were reasonably likely to have a material adverse effect on the Company.  In early 2011, management, upon consultation with the Committee, determined to eliminate all fee-sharing arrangements that had previously been in place with the Company’s lenders.  The Committee and management believe that this action further reduces the risk exposure of the Company going forward.

COMPENSATION COMMITTEE REPORT

Porter Bancorp’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

In addition, as required by the provisions of the U.S. Treasury’s Capital Purchase Program, the Committee certifies: (1) it has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of Porter Bancorp; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Porter Bancorp; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Porter Bancorp to enhance the compensation of any employee.

The Compensation Committee
W. Glenn Hogan, Chairman
Stephen A. Williams
W. Kirk Wycoff
Sidney L. Monroe

EXECUTIVE COMPENSATION

The following table discloses the compensation received by Porter Bancorp’s chief executive officer, chief financial officer, and the other most highly paid executive officers (all four of these individuals are referred to as the “named executive officers”) during the year ended December 31, 2011.

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Award(1)	Non-Equity Incentive Plan Compensation(2)	Change in Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

J. Chester Porter	2011	$350,000	$ 0	$ 0	-	$49,124	$399,124
Chairman of the Board and General Counsel of Porter Bancorp and PBI Bank	2010 2009	350,000 350,000	118,125 86,621	0 63,000	- -	44,433 49,645	512,558 546,652

Maria L. Bouvette	2011	350,000	0	0	-	49,124	375,900
President and CEO of Porter Bancorp and PBI Bank	2010 2009	350,000 350,000	118,125 86,621	0 63,000	- -	23,880 38,930	492,005 538,551

David B. Pierce	2011	245,000	0	0	$ 58,587	35,813	339,400
Chief Financial Officer and Chief Risk Officer of Porter Bancorp(5)	2010 2009	245,000 245,000	82,680 60,640	0 44,100	55,687 451,932	33,663 38,725	417,038 440,397

Phillip W. Barnhouse	2011	128,650	0	0	17,163	3,205	149,018
Chief Financial Officer of PBI Bank(6)

C. Bradford Harris(7)	2011	84,717	0	0	-	5,444	90,161
Former Executive Vice President and Corporate General Counsel of Porter Bancorp	2010	136,500	30,713	0	-	12,221	179,434
	2009	136,500	22,518	24,570	-	15,573	198,711

(1)
The grant date fair value for each restricted stock award listed in this column is $11.04 for 2010 and $10.33 for 2009.  Each of the named executive officers was granted shares of restricted stock in 2010 and 2009 based on the Company’s 2009 and 2008 performance as more fully described in the Compensation Discussion and Analysis.  The restricted shares vest in one-fifth increments every one year anniversary of the grant date over five years.

(2)
The amounts reflect the cash awards paid to the named executives under the Cash Incentive Plan, which is discussed in further detail under the heading “Cash Incentives,” under “Executive Compensation Components.”

(3)
The amounts reflect the increase in the present value of Supplemental Executive Retirement Benefit accrual from the previous year for the named executive officer’s benefit.  Please see Pension Benefits table for explanation of benefit and disclosure of present value of accumulated benefit as of December 31, 2011.

(4)	All other compensation for the named executive officers is set forth below.

Name	Vehicle Allowance	401(k) Matching Contribution	Premiums Paid for Life Insurance for Benefit of Employee	Director Fees	Total Other Compensation
J. Chester Porter	$ 23,224	$ 4,900	-	$21,000	$ 49,124
Maria L. Bouvette	23,224	4,900	-	21,000	49,124
David B. Pierce	11,352	4,900	$ 14,061	5,500	35,813
Phillip W. Barnhouse	-	2,573	632	-	3,205
C. Bradford Harris	3,750	1,694	-	-	5,444

(5)	Mr. Pierce served as Chief Financial Officer of Porter Bancorp through the end of 2011.
(6)	Mr. Barnhouse became Chief Financial Officer of Porter Bancorp in 2012.
(7)	Mr. Harris resigned effective 7/31/2011.

Grants of Plan-Based Awards

The following table details all equity-based and non-equity awards granted in 2011 to each of the officers named in the Summary Compensation Table.

Our equity grants have been issued under the Porter Bancorp, Inc. 2006 Stock Incentive Plan, which was established in February 2006 in anticipation of becoming a public company.  The 2006 Plan authorizes the issuance of up to 400,000 shares in the form of stock options and restricted stock awards.  Although the 2006 Plan authorizes both stock options and restricted stock grants, at this time, the Company is currently awarding restricted stock only.  The method for granting restricted stock is more fully described in the Compensation Discussion and Analysis.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) Threshold Maximum		All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
J. Chester Porter	n/a	n/a	--	--	n/a	n/a
Maria L. Bouvette	n/a	n/a	$52,500	$105,000	n/a	n/a
David B. Pierce	n/a	n/a	$36,750	$ 73,500	n/a	n/a
Phillip W. Barnhouse	n/a	n/a	$24,150	$ 48,300	n/a	n/a
C. Bradford Harris	n/a	n/a	n/a	n/a	n/a	n/a

(1) Under our cash incentive plan, the named executive officers are able to earn up to a maximum of 30% of their base salary based upon our attainment of pre-established targets for the performance criteria components set forth in the table below.  The following table shows the pre-established 2011 Company performance targets and the corresponding percentage of salary earned for attaining the target:

Objective	Level 1 Target Goal	Cash award as percentage of Salary	Level 2 Target Goal	Cash award as percentage of Salary
Earnings per share	100% of target	3%	110% of target	6%
Return on average assets (0.5% threshold)	100% of peer median	3%	110% of peer median	6%
Return on average equity (9.0% threshold)	100% of peer median	3%	110% of peer median	6%
Net interest margin	100% of peer median	3%	110% of peer median	6%
Efficiency ratio	100% of peer median	3%	110% of peer median	6%
Total		15%		30%

The amounts shown in the “Threshold” column assumes that each of our Level 1 target goals for each of the performance criteria components have been attained as more fully described in “Compensation Discussion and Analysis – Executive Compensation Components – Cash Incentives.”  The threshold amount will be reduced by 3% of each named executive officer’s base salary for any Level 1 target goal not achieved.  The amounts shown in the “Maximum” column assumes that each of our Level 2 target goals for each of the performance criteria components has been attained.  Actual cash incentive compensation may range from zero to the amounts set forth in the Maximum column.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock awards at December 31, 2011.  None of our named executive officers had outstanding options as of that date.

Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

J. Chester Porter	1,831(1) 5,032(2) 8,554(3)	$ 5,310 14,593 24,807	-	-
Maria L. Bouvette	1,831(1) 5,032(2) 8,544(3)	5,310 14,593 24,807	-	-
David B. Pierce	1,282(1) 3,523(2) 5,988(3)	3,718 10,217 17,365	-	-
Phillip W. Barnhouse	591(1) 1,137(2) 1,933(3)	1,714 3,297 5,606	-	-

C. Bradford Harris	-	-	-	-

(1) (2) (3) (4)
These restricted shares were issued pursuant to the Porter Bancorp, Inc. 2006 Stock Incentive Plan on April 11, 2008.   These shares of restricted stock vest in one-fifth increments every one year anniversary of the grant date over five years.

These restricted shares were issued pursuant to the Porter Bancorp, Inc. 2006 Stock Incentive Plan on March 20, 2009.   These shares of restricted stock vest in one-fifth increments every one year anniversary of the grant date over five years.

These restricted shares were issued pursuant to the Porter Bancorp, Inc. 2006 Stock Incentive Plan on March 9, 2010.   These shares of restricted stock vest in one-fifth increments every one year anniversary of the grant date over five years.

Based on the closing price of $2.90 of our common stock at December 30, 2011.

Option Exercises and Stock Vested

The following table shows stock awards that vested during 2011.  None of our named executive officers exercised stock options during the year.

Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

J. Chester Porter	1,677 (1)	$13,467(2)
	915 (3)	7,467(4)
	2,139(5)	17,776(6)
Maria L. Bouvette	1,677 (1)	13,467 (2)
	915 (3)	7,467(4)
	2,139(5)	17,776(6)
David B. Pierce	1,174(1)	9,427(2)
	641(3)	5,231(4)
	1,497(5)	12,441(6)

Phillip W. Barnhouse	379(1)	3,044(2)
	296(3)	2,416(4)
	484(5)	4,023(6)
C. Bradford Harris	436(1)	3,501(2)
	340(3)	2,774(4)
	557(5)	4,629(6)

(1)      One-fifth of the restricted shares awarded on March 20, 2009 vested on March 20, 2011.
(2)      Based on the closing price of $8.03 of our common stock at March 20, 2011.
(3)      One-fifth of the restricted shares awarded on April 11, 2008 vested on April 11, 2011.
(4)      Based on the closing price of $8.16 of our common stock at April 11, 2011.
(5)      One-fifth of the restricted shares awarded on March 9, 2010 vested on March 9, 2011.
(6)      Based on the closing price of $8.31of our common stock at March 9, 2011.

Pension Benefits

The following table sets forth, in specified years of credited service, the estimated present value of accumulated benefits under the supplemental executive retirement plan adopted by PBI Bank in July 2004.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits (1)	Payments During Last Fiscal Year
David B. Pierce	Supplemental executive retirement plan	n/a	$ 361,519	-
Phillip W. Barnhouse	Supplemental executive retirement plan	n/a	$ 105,944	-

(1)
Reports the present value of the obligation to each executive upon retirement at age 62 as of the end of the fiscal year.  The plan is designed to provide monthly retirement income to the executive for ten years equal to 30% of his projected salary at age 62.  This projected salary was determined at plan inception.  The present value utilizes a discount rate of 6%.  The supplemental executive retirement plan is discussed in further detail under the heading “Other Benefits” in the Compensation Discussion and Analysis section.

Potential Payments upon Termination or Change-in-Control

We have no agreements or understandings with our executive officers that provide for payments upon termination of employment or a change-in-control of our Company, except for the automatic vesting of restricted stock and the benefits that Mr. Pierce and Mr. Barnhouse, the two participants in the Supplemental Executive Retirement Plan, may receive upon retirement or other terminations of employment.

Subject to any change of control limitations required by ARRA, upon a change of control followed within 36 months by the voluntary or involuntary termination of employment, a plan participant will receive a lump sum payment equal to the present value of the obligation such participant would be entitled to receive upon retirement at age 62.  A change of control is defined under the Plan as (a) the acquisition of 50% or more of our capital stock, (b) a change in the composition of a majority of our directors or (c) the adoption of a merger, consolidation or reorganization plan by the board of directors in which the Company is not the surviving entity.  Under this change of control provision, Mr. Pierce and Mr. Barnhouse would have received lump sum payments equal to $643,029 and $241,008, respectively, if terminated on December 31, 2011 and a change of control of the Company had occurred within three years prior to such date.  The Supplemental Executive Retirement Plan is described in further detail under the heading “Other Benefits” in the Compensation Discussion and Analysis section.

EQUITY PLAN INFORMATION

The following table provides information about our equity compensation plans as of December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	29,530	(1)	$19.88	286,778
Equity compensation plans not approved by shareholders	—		—	—

Total	29,530		$19.88	286,778

(1)
Includes 4,058 shares of common stock under the Porter Bancorp, Inc. 2006 Stock Incentive Plan and 25,472 shares of common stock under the Porter Bancorp, Inc. 2006 Non-employee Directors Stock Ownership Incentive Plan.

(2)
222,595 shares may be issued under our 2006 Stock Incentive Plan as stock options or restricted stock grants and 64,183 shares may be issued under our Non-employee Directors Stock Ownership Incentive Plan as stock options or grants of restricted stock.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the NASDAQ corporate governance rules. The duties of the Audit Committee are summarized under “Committees of the Board” and are more fully described in the Audit Committee charter adopted by the Board of Directors.

It is the responsibility of management to prepare the consolidated financial statements and the responsibility of Crowe Horwath, LLP, Porter Bancorp’s independent registered public accounting firm, to audit the consolidated financial statements in accordance with the United States generally accepted auditing standards.

In connection with its review of Porter Bancorp’s consolidated financial statements for 2011, the Audit Committee:

●	has reviewed and discussed the audited consolidated financial statements with management;

●
has discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

●
has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and

●	has approved the audit and non-audit services of the independent registered public accounting firm for 2011

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for 2011 be included in Porter Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

Members of the Audit Committee:

David L. Hawkins, CPA, Chairman
Sidney L. Monroe, CPA
Stephen A Williams

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Engagement of Independent Auditors

At its meeting held on May 17, 2011, the Audit Committee selected Crowe Horwath, LLP to serve as Porter Bancorp’s independent registered public accounting firm and auditors for the fiscal year ending December 31, 2011.  Crowe Horwath, LLP or its predecessor has served as Porter Bancorp’s independent registered public accounting firm since the 1988 fiscal year.  Crowe Horwath, LLP representatives are expected to attend the 2012 Annual Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Fees Incurred by Porter Bancorp for Crowe Horwath, LLP

The following table presents fees for professional services rendered by Crowe Horwath, LLP for the audit of the Corporation’s annual financial statements for 2011 and 2010 and fees billed for audit-related services, tax services, and all other services rendered by Crowe Horwath, LLP for 2011 and 2010.

	2011	2010

Audit Fees	$255,466	$222,030
Audit-Related Fees	53,000	106,550
Tax Fees	25,800	25,550
All Other Fees	1,283	16,560

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the company’s principal accountant for the audit of the company’s annual financial statements and review of financial statements included in the company’s Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by the company’s principal accountant that are reasonably related to the performance of the audit or review of the company’s financial statements and are not reported under “audit fees,” including fees related to the Company’s registration on Form S-4 in 20 and registration on Form S-3 in 2011; (iii) “tax fees” are fees for professional services rendered by the company’s principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by the company’s principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to us or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

2.            NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

As previously discussed in the Compensation Discussion and Analysis, Congress enacted ARRA in February 2009. ARRA imposes a number of requirements on financial institutions, such as Porter Bancorp, that received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program. One of the requirements is that at each annual meeting of shareholders during the period in which any obligation arising from TARP financial assistance remains outstanding, TARP recipients must permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives.

In January 2011, the SEC adopted amendments to the Securities Exchange Act of 1934 that require companies to conduct a shareholder advisory vote on executive compensation and a separate shareholder vote to determine how often the company will conduct such shareholder advisory vote. Under the amendments, companies that still have outstanding obligations under TARP and therefore must already hold an annual “say on pay” vote, are not required to conduct a “say on pay” frequency vote until they are no longer subject to ARRA as a TARP recipient.

This proposal gives you as a shareholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the shareholders approve Porter Bancorp’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Board of Directors Recommendation

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. We believe our compensation policies and procedures emphasize a pay-for-performance structure and are strongly aligned with the long-term interests of our shareholders, as described in the Compensation Discussion and Analysis. The Compensation Committee oversees our executive compensation program and regularly monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board unanimously recommends you vote “FOR” this Proposal 2. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

3.            INCREASE IN AUTHORIZED SHARES

Our Board of Directors has adopted and recommended that shareholders approve an amendment (the “Amendment”) to our Amended and Restated Articles of Incorporation to increase the number of shares of voting common stock authorized for issuance from 19,000,000 to 86,000,000, and the number of shares of non-voting common stock from 1,380,437 to 34,380,437. The shares of voting and non-voting common stock to be authorized by the Amendment will be available for general corporate purposes, including issuing shares to raise capital, as consideration for possible acquisitions, in connection with employee and director compensation plans and arrangements, and for stock splits and stock dividends.

If the shareholders approve the Amendment, the Amendment will become effective upon the filing of Articles of Amendment with the Kentucky Secretary of State, which filing will take place as soon as practicable following the Special Meeting. The text of Article III of our Articles of Incorporation as it would be amended is attached as Appendix A to this proxy statement.

The Board recommends a vote “FOR” Item 3 for the reasons discussed below.

Reasons for the Amendment

Our Articles of Incorporation currently authorize us to issue 19 million shares of common stock, 1,380,437 shares of non-voting common stock, and 1 million shares of preferred stock.  As of March 28, 2012, our issued and outstanding capital stock was comprised of 11,822,381 shares of common stock, 35,000 shares of Series A Preferred Stock, and 317,042 shares of Series C Preferred Stock. In addition, as of March 28, 2012, we had reserved a total of 2,418,542 shares of common stock for issuance under the terms of our stock incentive plans for employees and non-executive directors, upon exercise of a stock purchase warrant held by the U.S. Treasury Department, upon the conversion of shares of non-voting common stock (issuable upon the exercise of stock purchase warrants), and upon conversion of shares of Series C Preferred Stock, as shown in the following table.

	Convertible shares outstanding (1)	Shares of Common Stock Reserved (2)
Employee incentive stock plan	n/a	400,000
Non-employee incentive stock plan	n/a	100,000
Stock purchase warrant (U.S. Treasury)	n/a	364,444(1)
Non-voting common stock	1,163,045	1,221,206(2)
Series C Preferred Stock	317,042	332,892(2)

Total shares reserved		2,418,542
Total shares outstanding		11,822,381
Common shares available for issuance		4,759,077

(1)	Shares issuable upon the exercise of the warrant reflect two 5% stock dividends after issuance.
(2)
Each share of non-voting common stock and Series C Preferred Stock converts into 1.05 shares of common stock automatically if the holder and together with its affiliates beneficially owns less than 9.9% of the outstanding common stock.

The Board believes it would be advantageous to increase the number of shares of common stock authorized for issuance.  Having additional shares available would increase our Company’s capacity to raise capital by issuing common stock. It would also increase our flexibility to issue common stock for other corporate purposes, including stock dividends and in connection with possible acquisitions.

Declining economic conditions have had a serious impact on many of our customers, resulting in an increase in our adversely classified assets.  As of December 31, 2011, PBI Bank’s Tier 1 leverage ratio was 6.23% and its total risk-based capital ratio was 10.86%, both below the minimum ratios of 9% and 12%, respectively, mandated by PBI Bank’s consent order with federal and state bank regulators. These regulators have strongly encouraged us to increase capital levels in light of the higher level of adversely classified assets.  While PBI Bank has absorbed many of the losses related to the deteriorated credit quality to date, credit quality challenges remain. As its bank holding company, Porter Bancorp is obligated to serve as a source of financial strength for PBI Bank.

In addition to providing for a cushion to absorb potential future credit losses, our board of directors is also considering strategies that will position us to redeem the $35.0 million of Series A Preferred Stock we issued to the United States Treasury in November 2008 under its TARP Capital Purchase Program.  We are accruing dividends on the Series A Preferred Stock at the rate of 5% per year, which will increase to 9% annually beginning in November 2013. We began deferring dividend payments on the Series A Preferred Stock beginning with the fourth quarter of 2011. Retiring the Series A Preferred Stock will require us to repay the $35 million purchase price plus pay all accrued and unpaid dividends.

While considering a number of alternatives for increasing capital levels, the Board expects to explore raising additional capital through the sale of common stock in a public offering or private placement.   Additional capital would strengthen our Company’s balance sheet and give us more flexibility to take advantage of opportunities to grow our business and increase earnings.  Executing on these opportunities will enable us to continue to strengthen our retail banking services and commercial business, enhancing the franchise value of our Company.  Stronger earnings would allow us to reinstate a common stock cash dividend sooner and help offset the potential dilution to earnings per share and book value per shares resulting from any sale of common stock.

Although the Board believes the sale of common stock is the Company’s best alternative for raising capital, the amount of capital we currently could raise is effectively limited by having fewer than 5 million shares of common stock available to issue in a stock offering at a time when the trading price of our stock has declined.  The closing price of our stock reported on the NASDAQ Global Market was $2.19 on March 30, 2012.  The board of directors has no such plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares of common stock.

The sale of additional shares of common stock would have a dilutive effect on our earnings per share of common stock and on the book value per share of our common stock if the sale price is less than book value per share. In addition, our existing shareholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding capital stock. Our articles of incorporation do not provide for preemptive rights for holders of our common stock generally.  However, the investors who purchased common and preferred stock in our private placement in 2010 and hold 4.9% or more of our outstanding common stock (including common stock issuable upon the conversion of convertible securities and the exercise of warrants) will have the right to subscribe for a number of the shares we offer in a future stock offering that will allow the investor to maintain its common stock-equivalent interest in our Company immediately before the offering.

Our articles of incorporation currently authorize 1,380,437 shares of non-voting common stock, none of which is issued and outstanding. We have outstanding warrants to purchase 1,163,045 shares of non-voting common stock for $11.50 per shares.  Authorizing additional shares of non-voting common stock will give us more flexibility to raise capital, by enabling us to sell capital stock to investors without triggering the provisions of the Bank Holding Company Act of 1956 or the Change in Bank Control Act that apply to holders of 10% of the voting shares of a bank holding company.

Rights of Non-voting Common Stock

Except with respect to the voting rights and conversion rights described below, shares of non-voting common stock have the same preferences, limitations, and relative rights as, and are identical in all respects to, shares of voting common stock.

Shares of non-voting common stock have no voting rights except in limited circumstances when required by law, such as proposals to change the rights of the non-voting common stock.

As adjusted for a 5% stock dividend on the voting common stock in November 2010, each share of non-voting common stock converts automatically into 1.05 shares of voting common stock if, and to the extent that, a transfer or other event results in the holder of the share of non-voting common stock (together with its affiliates or any other persons with which it is acting in concert or whose holdings would otherwise be required to be aggregated for purposes of the Bank Holding Company Act of 1956 or the Change in Bank Control Act) becoming the beneficial owner of less than 9.9% of the shares of voting common stock then issued and outstanding after giving effect to the automatic conversion.  Because of this conversion feature, we intend to maintain sufficient authorized shares of voting common stock to reserve 1.05 shares of voting common stock for every share of non-voting common stock issued in the future.

The Board unanimously recommends you vote “FOR” this Proposal 3. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

4.	AMENDMENT OF PORTER BANCORP, INC. 2006 NON−EMPLOYEE DIRECTORS STOCK OWNERSHIP INCENTIVE PLAN

On May 15, 2006, our board of directors established the Porter Bancorp, Inc. 2006 Non−Employee Directors Stock Ownership Incentive Plan (“Directors Plan”), which was approved by the holders of our voting common stock in June 2006. The purposes of the Directors Plan are to advance our interest by providing non−employee directors with an ownership interest in our Company and to enhance our ability to attract and retain persons of outstanding ability to serve as our directors.

The Directors Plan originally provided for grants of an option for 5,000 shares of common stock to each non−employee director of Porter Bancorp and for 1,000 shares of common stock to each non−employee director of PBI Bank on the first day of the month after our annual meeting of shareholders.

In May 2008, our shareholders approved an amendment to the Directors Plan to provide that our non−employee directors will receive restricted shares instead of stock options. As amended, it provides that the non−employee directors of Porter Bancorp are granted 500 restricted shares and the non−employee directors of PBI Bank are granted 100 restricted shares on the first day of the month after our annual meeting of shareholders, which is customarily June 1.

Our Board of Directors continues to believe that grants of equity to our non−employee directors are a desirable and useful means of linking the directors’ interests with the interests of our shareholders and are an important part of our compensation for non−employee directors.  Because the trading price of our common stock has declined since 2008, the compensation value represented by a grant of 500 shares per year has decreased substantially. However, neither our need for active and engaged independent directors overseeing the management of Porter Bancorp and PBI Bank, nor the responsibilities of our non-employee directors have diminished.  Structuring the award as a fixed number of shares makes our compensation for the substantial responsibilities a director must undertake unpredictable. In order to attract and retain persons of outstanding ability to serve as our directors, we believe we need to modify the equity component of the compensation we pay our non-employee directors to be more commensurate with their duties and responsibilities.

The proposed amendment to the Directors Plan would provide that each non−employee director of Porter Bancorp would be awarded restricted shares having a fair market value of $25,000 annually and each non−employee director of PBI Bank would be awarded restricted shares having a fair market value of $5,000 annually.  “Fair market value” is defined by the Directors Plan as the trading price of our common stock at the closing of trading on the grant date, which would remain the first day of the month after our annual meeting of shareholders.  Assuming a “fair value” $2.19 per share, which was the closing price of our stock reported on the NASDAQ Global Market on March 30, 2012, the annual restricted stock award to each director of Porter Bancorp would be 11,416 shares and the annual restricted stock award to each director of PBI Bank would be 2,283 shares.  To accommodate the expected increase in the number of restricted shares issued as compensation to non-employee directors, the amendment would increase the total number of shares issuable under the Directors Plan from 100,000 shares to 400,000 shares.  A copy of the Directors Plan, as it is proposed to be amended, is attached as Appendix B to this proxy statement.

Description of the Directors Plan

The purposes of the Directors Plan are to advance our interest by providing non−employee directors with an ownership interest in our Company and to enhance our ability to attract and retain persons of outstanding ability to serve as our directors.

The Directors Plan authorizes the issuance of up to 100,000 shares of our common stock.

The Directors Plan is designed to operate automatically and require minimal administration. Our board of directors is authorized to interpret the Directors Plan and the respective award agreements executed under the Directors Plan and to make all other determinations with respect to the Directors Plan. The Directors Plan will terminate on the date when all shares available under the plan have been acquired pursuant to the exercise of grants, unless the board of directors terminates the Directors Plan before that date.

The following table shows the compensation paid to our non−employee directors as a group under the Directors Plan in fiscal year 2011.

Name and Position	Number of Restricted Shares Awarded(1)	Dollar Value(2)

All non−employee directors as a group (5 persons)	2,600	$ 13,936

(1)	David L. Hawkins also received 100 restricted shares in his capacity as a non−employee director of PBI Bank.
(2)	Based on the trading price of our common stock at the closing of trading on the grant date, June 1, 2011, which was $5.36 per share.

The Directors Plan currently provides for a grant of 500 restricted shares of common stock to each non−employee director of Porter Bancorp and 100 restricted shares of common stock to each non−employee director of PBI Bank on the first day of the month after our annual meeting of shareholders.

Restricted shares are shares of our common stock that may not be transferred, and are subject to forfeiture, over a specified period. Directors that are granted restricted shares will have all of the same rights as a shareholder, including the right to vote the restricted shares and the right to receive dividends. One−sixth of the restricted shares of common stock will vest on each six month anniversary of the date of grant as long as the director is continuing to serve on the board of directors. If a director ceases to serve on the board of directors for any reason, the director will automatically forfeit the unvested portion of the restricted shares.

In the event of a change in control, the restriction on the sale of any unvested restricted shares will end. Under the Directors Plan, a change in control means (i) the disposal of our business or the business of PBI Bank pursuant to a liquidation, sale of assets or otherwise, (ii) any person, group or entity acquiring or gaining ownership or control of more than 50% of our outstanding shares or the outstanding shares of PBI Bank, other than any trustee or other fiduciary holding shares under any employee benefit plan, or (iii) during any period of two consecutive years, individuals who were our directors at the beginning of that period cease to constitute a majority of the board of directors, unless the election of each new director was approved by at least two−thirds of the directors then still in office who were directors at the beginning of the period.

The grant of restricted shares does not result in income for the recipient or in a deduction for us. The recipient of restricted shares recognizes ordinary income and we are entitled to a deduction at the time the restrictions lapse. The amount of income is measured by the fair market value of the shares at the time of lapse. Any dividends paid on restricted shares while subject to restriction is treated as compensation for federal income tax purposes. A recipient of restricted shares may make a Section 83(b) Election to include in income the fair market value of the restricted shares at the time of the award. The election must be made within 30 days of the date of the award. If a Section 83(b) Election is properly made, the holder of the restricted shares will have a capital gain holding period that commences on the date of the award and will not recognize further income when the restrictions lapse. Income recognized upon making the Section 83(b) Election is ordinary income subject to income tax withholding and all applicable payroll taxes. If a recipient of restricted shares makes a Section 83(b) Election and later forfeits the stock, the recipient will not receive any tax deduction to make up for the tax already paid.

If the proposed amendment had been in place in 2011, each non−employee director of Porter Bancorp would have received 4,664 restricted shares and each non−employee director of PBI Bank would have received 933 restricted shares, based on the $5.36 closing price of Porter Bancorp common stock on the NASDAQ global market on June 1, 2011. The following table provides information about the Directors Plan if the proposed amendment had been in effect in fiscal year 2011:

Name and Position	Number of Restricted Shares Awarded(1)	Dollar Value(1)(2)

All non−employee directors as a group (5 persons)	24,253	$ 130,000

(1)	David L. Hawkins also receives restricted shares in his capacity as a non−employee director of PBI Bank.
(2)	Based on the trading price of our common stock at the closing of trading on the grant date, June 1, 2011, which was $5.36 per share.

If our shareholders do not approve the proposed amendment, our non−employee directors will continue to receive 500 restricted shares per year.

The Board unanimously recommends you vote “FOR” this Proposal 4. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

5.            SHAREHOLDER PROPOSAL

The Board of Directors opposes the following proposal for the reasons stated after the proposal.

Management has been advised that Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, the owner of 1,914 shares, intends to present the following proposal at the meeting:

RESOLVED that the shareholders of PORTER BANCORP, INC. request its Board of Directors to establish a policy requiring that the Board’s chairman be an “independent director,” who has not previously served as an executive officer of PORTER BANCORP, INC.

This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as chairman.

Supporting Statement

The proponent believes that the Board of Directors will provide greater oversight of management with an "independent chairman." The absence of an "independent chairman" could be a great part of the problems at PORTER BANCORP and its inability to regain sufficient profits to restore reasonable earnings and pay dividends to shareholders.

J. Chester Porter, our current chairman, is an employee, a Director since 1988, and was paid $512,558 in 2010. During his tenure, the market price for our shares has spiraled down from $22.67 to $1.95 per share and the annual dividend has gone from $.84 per share to $.04 per share, and now, possibly, eliminated.

Mr. Porter and our President, Ms. Bouvette, serve as Directors of Lake Valley Bancorp in Taylorsville and Crossroads Bancorp in Mount Washington. Ms. Bouvette serves of Chief Financial Officer for The Peoples Bank in Taylorsville and Mount Washington.

The proponent of this proposal is a professional investor who believes that the Directors' obligations should be well-defined — to select officers with integrity and skills to benefit their investments—and that a change is in order at Porter!

A competitor, S.Y. Bancorp, Inc. has reported increased earnings and increased its dividends.

Norges Bank Investment Management has stated in support of similar proposals:

"The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board. Approximately, 43% of S&P 1,500 companies have separate CEO and Chairman positions.

"The Board should be led by an independent Chairman. Such a structure will put the board in a better position to make independent evaluations and decisions, hire management, decide remuneration policy that encourages performance, provide strategic direction and support management in taking a long-term view in development of business strategies. An independently led Board is better able to oversee and give guidance to corporation executives, help prevent conflict, and the perception of conflict, and effectively strengthen the system of checks-and-balances within corporate structure and thus protect shareholder value."

If you agree, please vote "FOR" this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Our Board governance structure will change following the annual meeting as a result of J. Chester Porter’s decision to step down as Chairman of the Board and as an executive officer. We expect that Maria L. Bouvette, currently President and Chief Executive Officer of the Company and PBI Bank, will also become Chairman of the Company and PBI Bank.  Our Board has also formed a search committee of independent directors to select a new President and Chief Executive Officer of PBI Bank to take over from Ms. Bouvette responsibility for day-to-day management of our banking operations.

The Board of Directors believes that Ms. Bouvette, a co-founder of Porter Bancorp, is the appropriate person to succeed Mr. Porter, the other co-founder, as Board Chairman. As the holder of more than 24% of our outstanding common stock, Ms. Bouvette has as much of a direct personal financial interest in the trading price of and the dividends paid on our stock as any other shareholder. As the President and Chief Executive Officer of Porter Bancorp, her experience and knowledge of the opportunities and challenges facing our Company will provide strategic leadership to the entire organization.

The Board of Directors believes the proposal advanced by the proponent is not advisable. After the annual meeting, only one of the seven members of the board of directors will be an employee of Porter Bancorp or PBI Bank.  In lieu of a non-employee Chairman, we have a lead independent director, currently Stephen A. Williams, to serve essentially the same leadership role on our Board of Directors as a non-executive Chairman.  We also believe that in the absence of any proven offsetting benefits, it is not in the best interest of our company and its shareholders to limit the flexibility of the Board of Directors to adapt our governance structure to changing circumstances.

The Board unanimously recommends you vote “AGAINST” this Proposal 5. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.
SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be brought before Porter Bancorp’s 2013 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Porter Bancorp at the address below no later than December 18, 2012.  The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal.  In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2013 Annual Meeting of Shareholders, the proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Porter Bancorp, Inc.
Attn: Corporate Secretary
2500 Eastpoint Parkway
Louisville, Kentucky 40223

If you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Corporate Secretary must receive this notice not later than December 18, 2011.  The notice of a proposed director nomination must provide information as required in our bylaws which, in general, require that the notice of a director nomination include your name, address and a representation that you are a shareholder and entitled to vote for directors; the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request made to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

A copy of our 2011 Annual Report on Form 10-K is enclosed.  Shareholders and prospective investors may request a copy of our 2011 Annual Report on Form 10-K by writing to Phillip W. Barnhouse, Chief Financial Officer, Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223. The Form 10-K is also available from the SEC’s website at www.sec.gov or from our website at www.pbibank.com.  Click on “Investor Relations” and “SEC Filings.”

Solicitation of Proxies

Porter Bancorp will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Porter Bancorp by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means.

Appendix A

Amendment to Articles of Incorporation
to Increase Authorized Shares of Voting and Non-voting Common Stock

As amended, Article III of the Amended and Restated Articles of Incorporation of the Corporation shall read in its entirety as follows:

The aggregate number of shares which the Corporation shall have the authority to issue shall be 121,380,437 shares, without par value, which shall be comprised of:  (a) 86,000,000 Common Shares (“Common Shares”); (b) 34,380,437 shares of non-voting Common Shares (“Non-Voting Common Shares”); and (c) 1,000,000 Preferred Shares (“Preferred Shares”) with such preferences, limitations and relative rights as may be determined by the Corporation’s board of directors (the “Board of Directors”) pursuant to Article IV and which may be divided into and issued in series. Of the 1,000,000 authorized Preferred Shares, 35,000 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A; 597,000 shares have been designated as Cumulative Mandatorily Convertible Perpetual Preferred Shares, Series B; and 365,080 shares have been designated as Non-Voting Cumulative Mandatorily Convertible Perpetual Preferred Shares, Series C.

Appendix B

PORTER BANCORP, INC.

2006 NON-EMPLOYEE DIRECTORS STOCK OWNERSHIP INCENTIVE PLAN

ARTICLE 1.              PURPOSE.

The purpose of this 2006 Non-employee Directors Stock Ownership Incentive Plan ("Plan") is to advance the interests of Porter Bancorp, Inc., a Kentucky corporation ("Company"), and its subsidiaries, by providing non-employee directors of the Company and its principal subsidiary, PBI Bank, Inc. with an ownership interest in the Company.  The Plan is also intended to enhance the Company's ability to attract and retain persons of outstanding ability to serve as directors of the Company and the Bank.

ARTICLE 2.              DEFINITIONS AND CONSTRUCTION.

2.1       Definitions.  As used in the Plan, the terms defined parenthetically, immediately after their use shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings (in either case, such meanings shall apply equally to both the singular and plural forms of the terms defined):

(a)          "Award" shall mean a grant of Options or of Restricted Stock under Section 5 of the Plan.

(b)          "Award Date" shall mean (i) in 2006, the date on which the Company’s registration statement for an initial public offering of its Shares is declared effective by the Securities and Exchange Commission, and (ii) in subsequent years, the first business day of the first calendar month after the date of the Company’s annual meeting of shareholders.

(c)          "Bank" shall mean PBI Bank, Inc., a wholly owned subsidiary of the Company.

(d)          "Board" shall mean the Board of Directors of the Company or the Bank, as the case may be.

(e)         "Change of Control"  means (i) an event or series of events which have the effect of any "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than any trustee or other fiduciary holding securities of the Company under any employee benefit plan of the Company, becoming the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding capital stock; (ii) any merger, consolidation, share exchange, recapitalization or other transaction in which any person becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding capital stock; (iii) the persons who were members of the Board of the Company immediately before a transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company; (iv) the business of the Company is disposed of pursuant to a merger, consolidation, share exchange, sale or other disposition of the Bank, or to a partial or complete liquidation, sale of assets, or otherwise.

(f)           "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, together with any regulations promulgated thereunder.

(g)          "Committee" shall mean the committee described in Section 3.1.

(h)          "Director" shall mean a member of the Board who is not an employee of the Company or any Subsidiary of the Company.

(i)           "Disability" shall mean a physical or mental infirmity that the Committee determines impairs the Director's ability to perform substantially his or her duties for a period of 180 consecutive days.

(j)           "Effective Date" shall mean the date described in Section 6.1.

(k)           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(l)           "Fair Market Value" of the Shares shall mean, as of any Award Date, the closing sale price of the Shares as reported on the NASDAQ National Market, or if no such reported sale of the Shares shall have occurred on such date, on the next preceding date on which there was a reported sale.  If there shall be any material alteration in the present system of reporting sale prices of the Shares, or if the Shares shall no longer be listed on the NASDAQ National Market, the Fair Market Value of the Shares as of an Award Date shall be determined in good faith by the Committee by reasonable application of a reasonable valuation method, considering any and all information the Committee determines relevant, consistent with Code Section 409A and Treasury Regulations thereunder.

(m)          "Option" shall mean an option to purchase Shares granted pursuant to Article 5.

(n)           "Optionee" shall mean a person to whom an option has been granted under the Plan.

(o)           "Option Agreement" shall mean an agreement evidencing the grant of an Option, as described in Section 5.2.

(p)           "Option Exercise Price" shall mean the purchase price per Share subject to an Option, which shall be (i) with respect to the Awards made on the first Award Date, the price at which Shares are sold to investors in the Company’s initial public offering of Shares and (ii) thereafter, the Fair Market Value of the Share on the Award Date.

(q)           "Person" shall have the meaning ascribed to such term in Section 3(a) (9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

(r)           "Plan" shall mean this Porter Bancorp, Inc. 2006 Non-employee Directors Stock Ownership Incentive Plan as the same may be amended from time to time.

(s)           "Shares" shall mean the Company's Common Shares.

(t)           "Subsidiary" shall mean, with respect to any company, any corporation or other Person of which a majority of its voting power, equity securities, or equity interest is owned directly or indirectly by such company.

(u)           "Withholding Taxes" shall mean all federal, state and local income taxes and other amounts as may be required by law to be withheld with respect to any option exercise, if any.

(v)           "Restriction Period" shall mean the period of time from the Grant Date of a restricted Stock Award to the date when the restrictions placed on the Award in the Award Agreement lapse.

(w)          "Restricted Stock Award" or "Restricted Stock" shall mean Stock which is granted under Section 5 of the Plan, subject to a Restriction Period and/or condition which, if not satisfied, may result in the complete or partial forfeiture of such Stock.

2.2      Gender and Number.  Except where otherwise indicated by the context, reference to the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

2.3      Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3.             ADMINISTRATION.

3.1           The Committee.  The Plan is designed to operate automatically and not require administration.  However, to the extent administration is required, it shall be provided by the Board of Directors of the Company (the "Committee").

3.2          Authority of the Committee.  Subject to the provisions of the Plan, the Committee shall have full authority to:

(a)         construe and interpret the Plan and any agreement or instrument entered into under the Plan; and

(b)         establish, amend and rescind rules and regulations for the Plan's administration.

To the extent permitted by law, Rule 16b-3 promulgated under the Exchange Act, and the rules of the NASDAQ Stock Market, the Committee may delegate its authority as identified herein.

3.3      Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding on all Persons, including the Company, the Directors and their estates and beneficiaries.

3.4      Section 16 Compliance.  It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.  If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16 of the Exchange Act, the provision or aspect of administration shall be null and void to the extent permitted by law and deemed advisable by the Committee.  In all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

3.5      Section 409A Compliance. It is the intention of the Company that the Plan not be subject to Section 409A of the Code and the rules and regulations promulgated thereunder.  If any Plan provision, or any aspect of the administration of the Plan, would be found to subject the Plan to Section 409A of the Code, the provision or aspect of administration shall be null and void to the extent permitted by law and deemed advisable by the Committee.  In all events the Plan shall be construed in favor of its meeting the requirements of Section 409A of the Code.

ARTICLE 4.             SHARES AVAILABLE UNDER THE PLAN.

4.1      Number of Shares.  Subject to adjustment as provided in Section 4.2, the number of Shares reserved for issuance upon the exercise of options is 400,000 Shares.  Any Shares issued under the Plan will consist of authorized and unissued Shares.  If and to the extent options shall expire or terminate for any reason without having been exercised in full, the Shares associated with such Awards to the extent not fully exercised shall again become available for Awards under the Plan.

4.2      Adjustments in Authorized Shares and Outstanding Awards.  In the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, share dividend, stock split, reverse stock split, cash dividend, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures, or other change in the corporate structure of the Company affecting the Shares, the Committee may substitute or adjust the total number and class of Shares or other stock or securities that may be issued under the Plan, and the number, class and/or price of Shares or other stock or securities subject to outstanding Awards, as it determines to be appropriate and equitable to prevent dilution or enlargement of the rights of Directors and to preserve, without exceeding, the value of any outstanding Awards; and further provided, that the number of Shares or other stock or securities subject to any Award shall always be a whole number.  Any adjustment of an Option under this Section shall be made in such a manner so as not to constitute a "modification" within the meaning of Section 424(h) of the Code (even though such section is not otherwise applicable).  If any adjustment under this Section would create a fractional Share or a right to acquire a fractional Share, such fractional Share shall be disregarded and the number of Shares reserved under this Plan shall be the next lower number of Shares, rounding all fractions downward.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

ARTICLE 5.             AWARDS.

5.1      Automatic Grant of Awards.

(a)            Subject to the terms and provisions of the Plan, on each Award Date on or after May 16, 2012: (a) each Director of the Company shall automatically receive a Restricted Stock Award equal to $25,000 divided by the Fair Market Value on the Award Date, and (b) each Director of the Bank shall automatically receive a Restricted Stock Award equal to $5,000 divided by the Fair Market Value on the Award Date.  The Company shall issue, in the name of each Director who is granted a Restricted Stock Award hereunder, a certificate for the shares of Stock granted in the Award (subject to Section 5.7), as soon as practicable after the grant date.  The Company shall hold such certificates for the Director's benefit until the Restriction Period lapses or the Restricted Stock is forfeited to the Company in accordance with the Award Agreement.  Before the Restriction Period lapses, Section 5.7 shall apply.

(b)            On each Award Date prior to 2008 (a) each Director of the Company automatically received an option to purchase 5,000 Shares, and (b) each Director of the Bank automatically received an option to purchase 1,000 Shares.  The options granted under the Plan are not intended to qualify as incentive stock options within" the meaning of Section 422 of the Code.

5.2           Vesting in Awards.

(a)           Restricted Stock Awards.  Subject to Section and 5.7, the Restriction Period for each Restricted Stock Award shall end, and the Award shall vest, with respect to one-sixth of the Restricted Stock Awarded on each six month anniversary of the Award Date; provided, however, that the Director continues to serve as a member of the Board as of such dates.  When a Director ceases to serve as a member of the Board for any reason, the Director shall forfeit all shares of Restricted Stock which have not yet vested pursuant to the preceding sentence.

(b)            Options.  Subject to Sections 5.4 and 5.7, each Option shall vest and become exercisable with respect to one-sixth of the Shares subject thereto on each six month anniversary of the Award Date; provided, however, that the Director continues to serve as a member of the Board as of such dates.  If a Director ceases to serve as a member of the Board for any reason, the Director shall have no rights with respect to that portion of an option which is not then vested pursuant to the preceding sentence and the Director shall automatically forfeit that portion of the Option that remains unvested.

5.3           Award Agreement Each Award shall be evidenced by an Award Agreement that is an Option Agreement or a Restricted Stock Agreement, as appropriate.  Each Option Agreement shall specify the Option Exercise Price, the duration of the Option, the number of Shares to which the Option relates and such other terms and conditions not inconsistent with the provisions of this Plan as determined by the Committee; provided, however, that such terms shall not vary the timing of Awards, including provisions dealing with exercisability, forfeiture or termination of such Awards.  Each Restricted Stock Award Agreement shall reflect the number of shares awarded, the grant date, and such other terms and conditions not inconsistent with the provisions of this Plan as determined by the Committee; provided, however, that such terms shall not vary the timing or vesting of Awards.

5.4           Duration of Options.  Subject to Section 5.6, each Option shall expire on the fifth (5th) anniversary of the Award Date on which it was granted.

5.5           Method of Option Exercise.  The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Option Agreement pursuant to which the Option was granted.  Shares purchased pursuant to the exercise of an option shall be paid in full upon such exercise by any one or a combination of the following: (i) in cash; (ii) in Shares owned by the Optionee (or jointly by the Optionee and his or her spouse) for at least six months evidenced by negotiable certificates or by a written attestation of ownership and consent to issuance, in satisfaction of the Option or portion thereof being exercised, of only the net Shares (those equal in value to the difference between the Option Exercise Price and the then Fair Market Value); (iii) by a written election to have the Company retain that number of Shares subject to the Option having an aggregate Fair Market Value equal to the aggregate Option Exercise Price; or (iv) by any combination thereof.   The written notice pursuant to this Section 5.5 may also provide instructions from the Optionee to the Company that upon receipt of the purchase price in cash from the Optionee's broker or dealer, designated as such on the written notice, in payment for any Shares purchased pursuant to the exercise of an Option, the Company shall issue such Shares directly to the designated broker or dealer.  Any Shares transferred to the Company or withheld as payment of the Option Exercise Price shall be valued at their Fair Market Value on the date preceding the date of exercise. If requested by the Committee, the Optionee shall deliver the Option Agreement evidencing the option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Option Agreement to the Optionee.  No fractional shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded down to the nearest number of whole Shares.

5.6           Exercise of Options Following Termination of Director Relationship.  If a Director for any reason other than death or Disability shall cease to be a member of the Board, the outstanding Options of such Director (or portions thereof) that are vested and exercisable as of the date the Director so ceased to be a member of the Board may be exercised by such Director at any time before the earlier of the expiration date of the options or the date that is ninety (90) days after the date on which such Director ceases to be a member of the Board.  If a Director shall cease to be a member of the Board by reason of death or Disability, the outstanding options of such Director (or portions thereof) that are vested and exercisable as of the date the Director so ceased to be a member of the Board may be exercised by such Director at any time before the earlier of the expiration date of the Options or the date that is the first anniversary of the Director's death or Disability.  Options may be exercised as provided in this Section 5.6 (x) in the event of the death of a Director, by the person or persons to whom rights pass by will or by the laws of descent and distribution, or if appropriate, the legal representative of his estate and (y) in the event of the Disability of a Director, by the Director, or if such Director is incapacitated, by his legal representative.

5.7           Rights With Respect to Restricted Stock.

(a)            Rights and Limitations During Restriction Period.  Subject to the terms and conditions of the Award Agreement, a Director to whom Restricted Stock has been awarded shall have the right to receive dividends thereon during the Restricted Period and to enjoy all other stockholder rights with respect thereto, except that (i) the Company shall retain custody of any certificates evidencing the Restricted Stock during the Restricted Period, and (ii) the Director may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restricted Period.  Any attempt by a Director to sell, transfer, pledge, assign or otherwise dispose of Restricted Stock shall cause immediate forfeiture of the Award.

(b)            Effect of Termination of Employment.  Unless otherwise provided in the Award Agreement, in the event of a Director's Termination of Employment during the Restriction Period for any reason, the Director's rights to the Stock subject to the Restricted Stock Award shall be forfeited and all such Stock shall immediately be surrendered to the Company.

(c)            Expiration of Restriction Period.  At the expiration of the Restriction Period, the restrictions contained in this Section 5 and in the Award Agreement shall, except as otherwise specifically provided in the Award Agreement, expire and the Company shall delivery any certificates evidencing the Stock to the Director.

(d)            Nontransferability.  No Restricted Stock Award shall be transferable other than by will or the laws of descent and distribution until any restrictions applicable to such Award have lapsed and a certificate evidencing the Director's ownership of the stock free of restrictions has been issued.

5.8           Effect of Change of Control.  Notwithstanding anything contained in the Plan or an Award Agreement to the contrary, in the event of a Change of Control, (i) the Restriction Period for all Restricted Stock not yet forfeited shall immediately end; (ii) all options outstanding on the date of such Change of Control shall become immediately and fully exercisable and (iii) an Optionee will be entitled to receive, in lieu of the exercise of any Option or portion of an Option to the extent not yet exercised, a cash payment in an amount equal to the difference between the aggregate Option Exercise Price and (A) in the case of a tender offer or exchange offer, the final offer price paid per Share, multiplied by the number of Shares covered by the Option, or (B) in the case of any other Change of Control, the aggregate Fair Market Value of the Shares covered by the Option.  The Company shall pay any cash payment under this Section 5.7 on the 7th day following the occurrence of the Change of Control.

ARTICLE 6.             EFFECTIVE DATE, AMENDMENT, MODIFICATION, AND TERMINATION.

6.1           Effective Date.  The Plan shall be effective upon the approval by the affirmative vote of the holders of a majority of the securities of the Company represented in person or by proxy, and entitled to vote, at a meeting of shareholders of the Company at which the Plan is submitted for approval.

6.2           Termination Date.  The Plan shall terminate on the earliest to occur of (a) the date when all Shares available under the Plan shall have been acquired pursuant to the exercise of Awards or (b) such other date as the Board may determine in accordance with Section 6.3.

6.3          Amendment, Modification and Termination.

(a)           Except as provided in Section 6.3(b), the Board may, at any time, amend, modify or terminate the Plan.

(b)           Extend the duration of an Option, unless and until the Committee determines that such extension does not cause the Option to cease to be exempt from Code Section 409A because it does not constitute a deferral of compensation that would subject the Option to the excise taxes provided under Code Section 409A; or

(c)           Without the approval of shareholders of the Company, no amendment, modification or termination may:

(i)	materially increase the benefits accruing to Directors under the Plan;

(ii)	increase the total number of Shares that may be issued under the Plan, except as provided in Section 4.2; or

(iii)	modify the eligibility or other requirements to receive an Award under the Plan.

6.4      Awards Previously Granted.  No amendment, modification or termination of the Plan shall in any manner adversely affect any outstanding Award without the written consent of the Optionee.

ARTICLE 7.             NON-TRANSFERABILITY.

Except as otherwise provided in this Article 7, no Option shall be transferable by a Director other than by will or the laws of descent and distribution, and an Option shall be exercisable, during the Director's lifetime, only by the Director (or, in the event of the Director's legal incapacity or incompetency, the Director's guardian or legal representative).  A Director may transfer all or part of a Nonqualified Stock Option to (i) the Director's spouse or lineal descendants ("Immediate Family Members"), (ii) trusts for the exclusive benefit of the Director and/or his Immediate Family Members, or (iii) a partnership or limited liability company in which the Director and/or his Immediate Family Members are the only partners or members, as applicable.  Such transfer may be made by a Director only if there is no consideration for the transfer, and subsequent transfers of any Option shall be prohibited other than in accordance with this Article 7 and by will or the laws of descent and distribution.  Following a transfer of an Option, the Option shall continue to be subject to the same terms and conditions as were applicable immediately before the transfer, and the conditions to exercise of an Option upon Termination of Director Relationship or otherwise provided in this Plan shall be applied with respect to the original Director.  However, for purposes of exercising the Option, the term Director shall refer to the transferee.  In addition, for purposes of the death benefit provisions of Section 5.6, references to a Director shall be deemed to refer to the transferee, the personal representative of the transferee's estate, or after final settlement of the transferee's estate, the successor or successors entitled thereto by law.

ARTICLE 8.             NO RIGHT OF REELECTION.

Neither the Plan nor any action taken under the Plan shall be construed as conferring upon a Director any right to continue as a director of the Company, to be renominated by the Board or to be reelected by the shareholders of the Company.

ARTICLE 9.             WITHHOLDING.

Upon the exercise of an Option (a "Taxable Event"), the Optionee shall pay the Withholding Taxes, if any, to the Company before the issuance, or release from escrow, of such Shares.  In satisfaction of the obligation to pay any Withholding Taxes to the Company, the Optionee may make a written election (the "Tax Election") to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value, on the date preceding the date of such issuance, equal to the Withholding Taxes.

ARTICLE 10.           INDEMNIFICATION.

No member of the Board or the Committee, nor any officer or employee acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation  taken or made with respect to the Plan, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties.  All members of the Board, the Committee and each and any officer or employee of the company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

ARTICLE 11.           SUCCESSORS.

All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company, whether the existence of such successor is a result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 12.           GOVERNING LAW.

To the extent not preempted by federal law, the Plan, and all agreements under the Plan, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of law rules.

*  *  *  *  *

REVOCABLE PROXY

PORTER BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS
2500 EASTPOINT PARKWAY
LOUISVILLE, KENTUCKY 40223

May 16, 2012, 9:00 A.M. EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PORTER BANCORP, INC.

The undersigned hereby appoints David B. Pierce and Phillip W. Barnhouse attorneys-in-fact and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on May 16, 2012 at 9:00 a.m. E.D.T., and at any adjournments or postponements of the Annual Meeting, and to vote as specified on the reverse all shares of the Common Stock of Porter Bancorp, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

PORTER BANCORP, INC.

May 16, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.pbibank.com under "Investor Relations."

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730303030000000000 7 051612

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE LISTED DIRECTORS, "FOR" PROPOSALS 2, 3 AND 4 AND "AGAINST" PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS: Nominees for a term of one year:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Maria L. Bouvette
- ○ David L. Hawkins
- ○ W. Glenn Hogan
- ○ Sidney L. Monroe
- ○ William G. Porter
- ○ Stephen A. Williams
- ○ W. Kirk Wycoff

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐
3. APPROVAL OF INCREASE IN AUTHORIZED COMMON STOCK TO 86,000,000 VOTING SHARES AND 34,380,437 NON-VOTING SHARES	☐	☐	☐
4. APPROVAL OF AMENDMENT TO NON-EMPLOYEE INCENTIVE STOCK PLAN	☐	☐	☐
5. STOCKHOLDER PROPOSAL-INDEPENDENT CHAIRMAN	☐	☐	☐

6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF IT.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED DIRECTORS, FOR PROPOSALS 2, 3 AND 4, AND AGAINST PROPOSAL 5.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.